                                                                       EXHIBIT 2

                                 [BID.COM LOGO]

                        MANAGEMENT INFORMATION CIRCULAR

                            SOLICITATION OF PROXIES

     THIS MANAGEMENT INFORMATION CIRCULAR AND THE ACCOMPANYING PROXY FORM ARE FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY AND ON BEHALF OF THE MANAGEMENT OF BID.COM INTERNATIONAL INC. (THE "CORPORATION") for use at the special meeting of shareholders of the Corporation (the "Meeting") to be held on Wednesday, October 10th, 2001 for the purposes set out in the accompanying notice of meeting. In addition to the use of the mail, proxies may be solicited by officers, directors and regular employees of the Corporation personally or by telephone. The cost of such solicitation will be borne by the Corporation.

     All dollar amounts contained in this Circular are expressed in Canadian dollars unless otherwise indicated.

     The persons named in the enclosed form of proxy, who are directors or officers of the Corporation, will vote the shares in respect of which they are appointed in accordance with the direction of the shareholders appointing them. IN THE ABSENCE OF SUCH DIRECTION, SUCH SHARES SHALL BE VOTED IN FAVOUR OF ALL ITEMS OF BUSINESS SET OUT IN THE ACCOMPANYING NOTICE OF MEETING, AS STATED UNDER THOSE HEADINGS IN THIS MANAGEMENT INFORMATION CIRCULAR. THE FORM OF PROXY CONFERS DISCRETIONARY AUTHORITY UPON THE PERSONS NAMED THEREIN WITH RESPECT TO AMENDMENTS OR VARIATIONS TO MATTERS IDENTIFIED IN THE NOTICE OF MEETING AND WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. IF MATTERS WHICH ARE NOT NOW KNOWN SHOULD PROPERLY COME BEFORE THE MEETING, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED ON SUCH MATTERS IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSON VOTING SUCH SHARES. A shareholder desiring to appoint some other person to represent him or her at the Meeting may do so either by inserting the name of such person in the blank space provided in the form of proxy or by completing another proxy in a form similar to the enclosed and, in either case, sending it to the Corporation or its transfer agent, CIBC Mellon Trust Company, in the return envelope provided. INSTRUMENTS APPOINTING PROXIES TO BE USED AT THE MEETING MUST BE DEPOSITED WITH THE CORPORATION OR ITS TRANSFER AGENT PRIOR TO THE CLOSE OF BUSINESS ON THE SECOND BUSINESS DAY PRECEDING THE MEETING OR DELIVERED TO THE SECRETARY OF THE MEETING AT THE TIME OF THE MEETING.

                              REVOCATION OF PROXY

     A shareholder executing the enclosed form of proxy has the power to revoke it. In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing deposited at the registered office of the Corporation or its transfer agent at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof at which the proxy is to be used or with the Secretary of the Meeting on the day of the Meeting or adjournment thereof, and upon either of such deposits the proxy shall be revoked.

                  INTEREST OF CERTAIN PERSONS AND CORPORATIONS
                          IN MATTERS TO BE ACTED UPON

     No person who has been a director or senior officer of the Corporation since the beginning of the last financial year and no person who is a proposed nominee for election as a director of the Corporation and no associate or affiliate of any such director, senior officer or proposed nominee has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting except as disclosed herein.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The authorized capital of the Corporation consists of an unlimited number of common shares and an unlimited number of preference shares, issuable in series, of which 54,638,468 common shares of the Corporation are issued and outstanding as of August 31, 2001. Each common share entitles the holder thereof to one vote per share at the Meeting. No preference shares are issued or outstanding.

     The record date for the determination of shareholders entitled to receive notice of the Meeting has been fixed as September 5, 2001. Shareholders of ADB Systemer ASA will not receive shares of the Corporation pursuant to the proposed acquisition of that company until after the Meeting, and as a result are not eligible to vote at the Meeting. A quorum for the transaction of business at the Meeting is at least 2 shareholders represented in person or by proxy holding not less than 20% of the outstanding shares of the Corporation entitled to vote at the Meeting.

     All shareholders of record as at the close of business on the record date will be entitled to vote at the Meeting except to the extent that any such shareholder has since the record date transferred any of his or her shares. In such case, a transferee of those shares may produce properly endorsed share certificates, or otherwise establish that he or she owns the shares and provided that he or she has demanded, no later than ten days before the Meeting, that the Corporation recognize the transferee as a person entitled to vote the transferred shares, such transferee will be entitled to vote such shares at the Meeting.

     To the knowledge of the directors and officers of the Corporation, as of the date hereof no person owns beneficially, directly or indirectly, or exercises control or direction over securities of the Corporation carrying more than 5% of the voting rights attaching to all voting securities of the Corporation.

                             EXECUTIVE COMPENSATION

     The following table sets forth all compensation for each of the periods indicated paid to the Chief Executive Officer and the four highest paid executive officers of the Corporation, other than the Chief Executive Officer, who earned in excess of $100,000.

SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM COMPENSATION
                                                                           -----------------------------------
                                                                                   AWARDS            PAYOUTS
                                                                           ----------------------   ----------
                                           ANNUAL COMPENSATION                        RESTRICTED
                                  --------------------------------------   OPTIONS/    SHARES OR
                                                            OTHER ANNUAL     SARS     RESTRICTED       LTIP         ALL OTHER
                                         SALARY    BONUS    COMPENSATION   GRANTED    SHARE UNITS     PAYOUT       COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR     ($)      ($)        ($)(1)        (#)          ($)          ($)             ($)
---------------------------       ----   -------   ------   ------------   --------   -----------   ----------   ----------------
Paul Godin......................  2000   272,000      Nil         Nil       57,500      Nil           Nil            Nil
Chairman(2)                       1999   260,000      Nil      12,000      160,000      Nil           Nil            Nil
                                  1998   178,300      Nil      12,000       50,000      Nil           Nil            Nil

Jeffrey Lymburner...............  2000   267,815      Nil       4,498      100,000      Nil           Nil            Nil
President & CEO                   1999   225,684      Nil         Nil      170,000      Nil           Nil            Nil
                                  1998   170,500      Nil         Nil      100,000      Nil           Nil            Nil

Mark Wallace....................  2000   250,000      Nil      12,000       75,000      Nil           Nil            Nil
Chief Operating Officer(3)        1999   112,750      Nil         Nil      425,000      Nil           Nil            Nil

Jim Moskos......................  2000   231,250      Nil      12,000       75,000      Nil           Nil            Nil
President, Technology Group       1999   188,500      Nil      12,000      225,000      Nil           Nil            Nil
                                  1998   102,000      Nil       4,500      100,000      Nil           Nil            Nil

Pete Sprukulis..................  2000   175,000   10,000      12,000       75,000      Nil           Nil            Nil
Sr. VP, Sales & Marketing(4)      1999     9,138      Nil         Nil      150,000      Nil           Nil            Nil

John Mackie.....................  2000   164,167   25,000       9,000       50,000      Nil           Nil            Nil
VP, General Counsel and           1999    46,125   25,000         Nil      100,000      Nil           Nil            Nil
Corporate Secretary(5)

---------------

(1) Received on account of car reimbursement expenses.

(2) Resigned as Chairman of the Board effective June 14, 2000. Mr. Godin was paid a lump sum equal to his salary until December 31, 2000 in consideration for his ongoing assistance in transition of the business.

(3) Joined the Corporation on May 17, 1999. Mr. Wallace was Executive Vice President, General Counsel and Corporate Secretary from May 1999 to November 1999.

(4) Joined the Corporation on December 13, 1999. Ceased to be an officer of the Corporation on April 24, 2001.

(5) Joined the Corporation on November 15, 1999.

OPTION/SAR GRANTS DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR

                                                                                       MARKET VALUE OF
                                                    % OF TOTAL                           SECURITIES
                               SECURITIES UNDER    OPTIONS/SARS                          UNDERLYING
                                 OPTIONS/SARS       GRANTED TO     EXERCISE OR BASE    OPTIONS/SARS ON
                                   GRANTED         EMPLOYEES IN         PRICE         THE DATE OF GRANT
NAME                                 (#)          FINANCIAL YEAR     ($/SECURITY)       ($/SECURITY)      EXPIRATION DATE
----                           ----------------   --------------   ----------------   -----------------   ---------------
Paul Godin...................       47,500             2.1%              6.35               6.35              2/8/03
                                    10,000             0.4%              2.79               2.79              8/1/03
Jeffrey Lymburner............       25,000             1.1%              6.35               6.35              2/8/03
                                    75,000             3.3%              2.79               2.79              8/1/03
Mark Wallace.................       75,000             3.3%              2.79               2.79              8/1/03
Jim Moskos...................       75,000             3.3%              2.79               2.79              8/1/03
Pete Sprukulis...............       75,000             3.3%              2.79               2.79              8/1/03
John Mackie..................       50,000             2.2%              2.79               2.79              8/1/03

AGGREGATED OPTION/SAR EXERCISES DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR AND FINANCIAL YEAR-END OPTION/SAR VALUES

                                                                                            VALUE OF UNEXERCISED
                                                                                                IN-THE-MONEY
                                                                           UNEXERCISED        OPTIONS/SARS AT
                                                                         OPTIONS/SARS AT           FY-END
                               SECURITIES ACQUIRED    AGGREGATE VALUE        FY-END                 ($)
                                   ON EXERCISE           REALIZED         EXERCISABLE/          EXERCISABLE/
NAME                                   (#)                ($)(1)          UNEXERCISABLE        UNEXERCISABLE
----                           -------------------    ---------------    ---------------    --------------------
Paul Godin.................           50,000              133,000              217,500/0            0/0
Jeffrey Lymburner..........          100,000              320,500         232,500/37,500            0/0
Mark Wallace...............              Nil                  Nil         437,500/62,500            0/0
Jim Moskos.................           25,000               55,000         262,500/37,500            0/0
Pete Sprukulis.............              Nil                  Nil         87,500/137,500            0/0
John Mackie................              Nil                  Nil          75,000/75,000            0/0

---------------

(1) Aggregate value realized is calculated as the difference between market value at exercise and the exercise price.

COMPENSATION OF DIRECTORS

     During the financial year ended December 31, 2000, the directors received no fees for meetings of the Board or a committee of the Board which they attended and no fee for the signing of any resolution of directors or documents on behalf of the Corporation.

     For the 2001 financial year, directors other than Messrs. Bourke, Lymburner and Moskos will receive annual compensation of $20,000.

DIRECTORS AND OFFICERS LIABILITY INSURANCE

     The Corporation currently maintains Directors and Officers liability insurance in the amount of $50,000,000 in the aggregate for the term May 1, 2001 to May 1, 2002. All directors are entitled to full reimbursement for director liability without deduction. There is a deductible of $50,000 ($100,000 for a Securities Claim) for each claim against the Corporation out of which the claim for reimbursement by individual directors arises. The aggregate annual premium for the policy is $162,000. No director or officer will pay any portion of this premium.

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

PERFORMANCE GRAPH

     The following graph compares the Corporation's accumulated total shareholder return on the common shares of the Corporation during the period from formation of the Corporation on January 9, 1997 until December 31, 2000 with the accumulated return of the TSE 300 stock index for the same period, assuming a $100 investment and the reinvestment of all dividends. The common share price for performance as set out in the graph below does not necessarily indicate future price performance.
[PERFORMANCE GRAPH]

                                                                            BII                            TSE 300 (1)
                                                                            ---                            -----------
Jan. 9, 1997                                                              $100.00                            $100.00
Dec. 31, 1997                                                             $338.89                            $114.32
Dec. 31, 1998                                                             $402.22                            $112.51
Dec. 31, 1999                                                             $688.89                            $148.19
Dec.31, 2000                                                              $110.00                            $159.17

---------------

(1) The TSE 300 Total Return Index is compiled by The Toronto Stock Exchange and consists of a market weighted index of 300 issues on The Toronto Stock Exchange.

         COMPOSITION OF MANAGEMENT RESOURCES AND COMPENSATION COMMITTEE

     During the financial year ended December 31, 2000, the Management Resources and Compensation Committee (the "Committee") of the Corporation consisted of Christopher Bulger, Dr. Duncan Copeland and Chuck Walker until October 5, 2000 and Pat Bourke, Christopher Bulger and Paul Godin since, all of whom are directors of the Corporation.

REPORT ON EXECUTIVE COMPENSATION

     The Committee is responsible for: (a) recommendations to the Board regarding the appointment or removal of executive officers, reviewing the performance of executive officers and fixing their compensation; and (b) establishing incentive policies for the Corporation and overseeing its stock option plan. The Committee also reviews other compensation, performance, and succession matters within the Corporation from time to time, including the compensation of directors. The Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of compensation policies.

     The Committee is committed to implementing a compensation program that furthers the Corporation's objectives. The program includes the review and implementation of programs with respect to: (a) total compensation which strengthens the relationship between pay and performance; and (b) compensation opportunities that enhance the Corporation's ability to attract, retain and encourage the development of knowledgeable, experienced and capable management and employees.

Salaries

     Base salaries for executive positions are determined in relation to the person's duties and responsibilities, the skill and knowledge required for such position and competitive market rates. Base salaries are targeted at competitive levels and are adjusted by the Committee to recognize varying levels of responsibility, prior experience, knowledge, performance and the market rates for such individuals.

Short-Term Incentives

     Except for sales employees who are entitled to a bonus based on the achievement of revenue targets and the Management Incentive Plan described below, stock options are the only incentive compensation for executives and employees of the Corporation (see "Long-Term Incentives" below).

     The Board of Directors have established a Management Incentive Plan for executives of the Corporation. For the 2001 financial year, participating executives will be eligible for bonuses ranging from 30% to 50% of their average 2001 salary based on achievement of revenue and expense targets established by the Board. This Plan was established to incent and reward executives for achieving the Corporation's targets, and is necessary in the view of the Committee to address retention issues in light of market volatility in 2000 and 2001 and the impact of same on stock option grants.

Long-Term Incentives

     Long-term incentives in the form of stock options are provided to directors, officers and employees, to address the Corporation's goals of attracting and retaining capable management and employees and providing total compensation competitive with the Corporation's competitors. The use of stock options is designed to create shareholder value over the long-term by encouraging equity ownership in the Corporation by such persons.

     When awarding long-term incentives, the Committee considers levels of responsibility, skills and knowledge, prior experience and individual performance criteria.

2001 Outlook

     It is the expectation of the Committee that executive and employee retention will be a significant concern in 2001, due to economic and market conditions. The Committee believes that human resources are one of the most valuable assets of the Corporation, and will continue to closely monitor compensation in that regard.

Submitted on behalf of the Committee.

Patrick Bourke (Chairman)
Christopher Bulger
Paul Godin

       INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

     No person who is, or at anytime during the most recently completed financial year was, a director, executive officer or senior officer of the Corporation or any proposed management nominee for election as a director of the Corporation, or any associate of any such director, officer or proposed management nominee is or has been indebted to the Corporation at any time during the last completed financial year.

                 INTERESTS OF INSIDERS IN MATERIAL TRANSACTIONS

     Other than the transactions referred to herein, there have been no transactions since the beginning of the Corporation's last completed financial year or any proposed transaction, which have materially affected or would materially affect the Corporation in which any director or senior officer of the Corporation, any proposed management nominee for election as a director of the Corporation, any person or company who owns of record, or is known by the Corporation to own beneficially, directly or indirectly, more than 10% of any class of securities of the Corporation, or any associate or affiliate of any of the foregoing persons or companies has a direct or indirect interest.

     On April 4, 2000, a transaction with The Art Vault International Limited, a company listed on the Canadian Venture Exchange, was completed under which the Corporation provided its online auction technology and related services to enable the implementation of The Art Vault's online auction of art and antiquities. In consideration for its licence and services, the Corporation received 2,500,000 shares of The Art Vault and a share of future profits. Paul Godin, a director of the Corporation, was the founding shareholder, sole officer and director of The Art Vault. Azim Fancy, a former director of the Corporation and of The Art Vault, Charles Walker, a director of the Corporation, and Jim Moskos, a director of the Corporation, also held shares of The Art Vault at the time of this transaction. In March 2001, The Art Vault International Limited made an assignment in bankruptcy due to economic conditions and a lack of

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

available funding. As the license and service agreements were fully paid up, the assignment had no material economic effect on the Corporation.

                              MANAGEMENT CONTRACTS

     Jeffrey Lymburner entered into a non-competition and salary protection agreement with the Corporation dated February 21, 1997, which provides, among other things, that he: (i) will not compete with the Corporation for a period of 12 months, which may be extended by the Corporation to 24 months, following the termination of his employment with the Corporation, in consideration of which the Corporation will pay his full annual salary during such period; and (ii) if his employment with the Corporation is terminated other than by reason of death, disability or cause (as such terms are defined in such agreements), the Corporation will continue to pay his full annual salary for 12 months (or 24 months if the Corporation exercises its option to extend the non-competition restrictions for 24 months) following the date of termination.

     Mark Wallace, the Chief Operating Officer of the Corporation, has entered into a written agreement with the Corporation which provides, among other things, that in the event of termination of employment other than by death, disability or cause, his previous 12 months salary level is guaranteed for 12 months following termination.

                     MATTERS TO BE ADDRESSED AT THE MEETING

     The items of special business referred to below are interdependent. In the event the acquisition of ADB Systemer ASA is not completed for any reason, Bid.Com does not intend to proceed with such matters.

                        ACQUISITION OF ADB SYSTEMER ASA

     Shareholders are being asked to consider and, if deemed advisable to approve by ordinary resolution passed by a simple majority of the votes cast at the meeting, the acquisition of up to 100% of the issued shares of ADB Systemer ASA ("ADB" or "the Company") of Sola, Norway (the "Acquisition"). MANAGEMENT ARE RECOMMENDING THIS ACQUISITION BE APPROVED BY THE SHAREHOLDERS, AS DETAILED BELOW.

     Pursuant to an agreement entered into by the Corporation with ADB and its Board of Directors dated September 7, 2001 (the "Support Agreement") the Corporation has agreed to make a public tender offer (the "Offer") for all of the outstanding shares of ADB for a price of 6.00 Norwegian kroner ("NOK") per share (approximately Cdn $1.0416 per share), totaling NOK 76.4 million or approximately Cdn $13.3 million. The purchase price will be satisfied by the payment of 1.00 NOK (approximately Cdn. $0.1736) in cash and the issuance of
5.00 NOK (approximately Cdn $0.868) worth of common shares of the Corporation at an issue price equal to Cdn. $0.50 (approximately NOK 2.88) per share of the Corporation, being 1.736 shares of the Corporation for each share of ADB.

     The numbers contained herein with respect to the Acquisition (other than financial statement data, in respect of which the specific exchange rate is noted), have been presented assuming an exchange rate of Cdn. $1.00 = NOK 5.76, being the rate agreed upon by the parties. The Corporation will bear exchange rate risk from the date hereof until closing. The exchange rate as at September 4, 2001 was Cdn. $1.00 = NOK 5.7537, based on the Bank of Canada nominal noon exchange rate for such day.

     Assuming all shares of ADB are tendered to the Offer, the Corporation will issue approximately 22,102,752 common shares to the shareholders of ADB. In addition, 700,001 existing warrants presently exerciseable into one share of ADB at an exercise price of NOK 3 (approximately Cdn. $0.5208) will be amended or replaced to allow such warrants to be exercised at NOK 2 (approximately Cdn. $0.3472), when vested, into 1,215,202 common shares of the Corporation, and 880,000 options held by employees, presently exerciseable into one share of ADB at an exercise price of NOK 3 (approximately Cdn. $0.5208) will be amended or replaced to allow such options to be exercised at NOK 2 (approximately Cdn. $0.3472), when vested, into 1,527,680 common shares of the Corporation.

     Shareholder approval is being sought pursuant to the rules of the Nasdaq National Market, which require shareholder approval of any acquisition involving the issuance of more than 20% of an issuer's pre-acquisition share capital.

     Under the terms of the Offer, the Corporation's obligations to take up and pay for shares of ADB tendered to the Corporation's offer is conditional upon a number of conditions precedent (which the Corporation may waive in its sole discretion) including the following:

     1. the acceptance of the Offer by a number of shareholders representing more than 90% of the issued and outstanding shares of ADB;

     2. satisfactory employment arrangements shall have been made with persons specified by the Corporation;

     3. certain significant shareholders of ADB shall have entered into agreements with the Corporation not to sell any shares of the Corporation received by them pursuant to the Acquisition except as follows: 25% on or after each of the 90th, 180th, and 270th days following the Acquisition and the remaining 25% on or after the first anniversary of the Acquisition (the "Resale Restrictions");

     4. compliance with all applicable corporate, legal and regulatory approvals, including the shareholder approval contemplated hereby;

     5. the approval of the Toronto Stock Exchange and all other regulatory authorities having jurisdiction;

     6. there being no material changes (including but not limited to adverse tax consequences to either the Corporation or ADB) in the business or affairs of ADB; and

     7. the recommendation by the board of directors of ADB to its shareholders that they accept the Offer.

     The Corporation has stated that should it acquire more than 90% but not all of the issued shares it may exercise its rights of compulsory acquisition under Norwegian law to acquire all of the shares of ADB not already tendered. In the event less than 90% is acquired, the compulsory acquisition rules will not apply.

     The Corporation has entered into lock up agreements with ADB shareholders holding approximately 65% of the issued shares of ADB, pursuant to which such shareholders have agreed to tender their shares to the Offer, and shareholders holding approximately 50% of the issued shares of ADB have consented to the Resale Restrictions. Notwithstanding the above-mentioned condition regarding acquisition of more than 90% of the issued shares, Management of the Corporation is seeking the approval of the shareholders of the Corporation for any acquisition involving 51% or more of the issued shares of ADB, in order that Management have some flexibility should the 90% threshold not be achieved.

     Pursuant to Ontario securities law, shares of the Corporation received by shareholders of ADB upon completion of the Acquisition may be resold in Ontario at any time after receipt through registered investment dealers, subject to certain conditions.

INFORMATION CONCERNING ADB

OVERVIEW

     ADB is a software vendor of Enterprise Asset Management (EAM) and e-procurement solutions. The Company is publicly traded on the Norwegian over-the-counter market.

     ADB was founded in 1988 by its current CEO, Jan Edvin Pedersen. The Company started as a consulting company developing custom applications for clients in the oil and gas industry. In 1996, ADB developed and brought to market its own software named WorkMate(R), offering an integrated solution for asset management, including procurement, maintenance and materials management. Following the success of WorkMate, ADB introduced ProcureMate(TM), an internet solution for e-procurement marketed to the oil and gas and government sectors. The Company's clients include some of the world's leading oil and gas operators and service companies such as BP Amoco, Halliburton, Maritime Well Services and ProSafe, and recently certain public sector clients.

     ADB is headquartered in Sola, near Stavanger in Norway, and has a total of 34 employees. The Company previously had small sales and marketing offices in Texas and England, which have been largely shut down as part of a recent restructuring exercise. ADB has distribution partners in Canada and the United
States: Explorer Software Solutions located in Calgary, Alberta, and Production Access located in Houston, Texas. The company has also entered into a collaboration agreement with AMEC, a global leader in the provision of services and engineering solutions to the world's infrastructure, manufacturing and process industries.

PRODUCT PORTFOLIO

     ADB's two main software products are WorkMate(R) and ProcureMate(TM), which are complementary and work together:

     - WORKMATE(R): an EAM software solution for asset intensive industries that require strong solutions related to the maintenance of assets, materials management and procurement.

     - PROCUREMATE(TM): a web-based e-procurement solution primarily targeting public and private service industries. It offers a suite of applications designed to provide customers with all the functions of an enterprise procurement system.

SALES AND MARKETING

     ADB has identified Norway, the UK and North America as its primary markets. The market presence of ADB is strong in Norway and largely dependent on distributors in North America and the UK.

NORWAY

     Being headquartered in Sola, Norway, ADB maintains its own sales force in the Norwegian market. The sales department consists of 3 dedicated sales people and 2 account managers. In addition, the sales department gets significant support from the technical department in connection with demos, pilots and other pre-sales activities. There is also a training and support department servicing the installed client base.

     Major clients and users of WorkMate(R) in the Norwegian market are BP Amoco, Halliburton, TotalFinaElf, Maritime Well Services and ProSafe. Key client references for ProcureMate(TM) include Hordaland Fylkeskommune (one of the largest county councils in Norway, with approximately 13,000 employees spread over more than 200 locations) and the city of Halden.

UNITED KINGDOM

     In the UK market, ADB has a collaboration agreement in place with AMEC, one of the world's leading engineering service firms, to market ADB's solutions worldwide. As a result of this agreement, ADB has supplied its solutions to a joint venture of AMEC and Dow Chemicals/Union Carbide. Because ADB currently has only a small direct sales and marketing presence in London, resources are focussed largely on the AMEC partnership opportunity.

UNITED STATES

     ADB's direct presence in the United States currently consists of a small office dedicated solely to maintaining and supporting the Compass CMMS product and customers that ADB inherited as a result of its acquisition of Bonner and Moore in January, 2000. A distribution agreement with Production Access is currently being finalized. ADB is focussed on finding additional channel and distribution partners for this market.

CANADA

     ADB's main distribution partner in Canada is Explorer Software in Calgary. ADB's management considers Explorer to be leaders in land management software solutions for Oil & Gas producers with their CS-Explorer solution. The company has exerted great efforts in introducing WorkMate(R) in the Canadian market, successfully completing sales to Paramount Resources and Encal Energy.

SELECTED FINANCIAL DATA

     PROFIT AND LOSS DATA. Key figures from the profit and loss statements for ADB for the last three years and the six month periods ended June 30, 2001 and 2000, are shown below. These numbers should be read in conjunction with the directors' reports, consolidated financial statements and notes attached as Schedules A, B and C to this Circular. An unaudited management reconciliation to Canadian generally accepted accounting principles has been provided below, under Reconciliation to Canadian GAAP.

Norwegian Figures

     The following figures are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles. This financial information does not include adjustments to reflect the application of Canadian accounting principles.

                            PROFIT AND LOSS ACCOUNT
                                 (000'S OF NOK)

                                                                                    SIX MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31           JUNE 30,
                                                             (AUDITED)                (UNAUDITED)
                                                    ----------------------------    ----------------
                                                     1998      1999       2000       2000      2001
                                                    ------    -------    -------    ------    ------
Sales/Revenues....................................  26,089     18,080     23,571    12,320    13,020
Operating profit (loss)...........................   2,608    (11,164)   (30,698)   (9,476)   (6,349)
Interest income or expense........................     327        327       (355)       11       (46)
Profit (loss) before taxes........................   2,935    (10,837)   (31,053)   (9,465)   (6,395)
Tax on ordinary results...........................     866     (3,090)    (7,583)   (2,821)   (2,843)
Profit (loss) for the period......................   2,069     (7,747)   (23,470)   (6,644)   (3,552)
                                                    ======    =======    =======    ======    ======

Canadian Figures

     For convenience purposes, the above figures have been translated into Canadian dollars using average foreign exchange rates in effect during the reporting period. The following unaudited figures have been translated for convenience purposes only, and should not be viewed as the application of foreign currency translation methods under Canadian accounting principles.

                            PROFIT AND LOSS ACCOUNT
                                (000'S OF CDN$)

                                           YEAR ENDED DECEMBER 31          SIX MONTHS ENDED JUNE 30,
                                                (UNAUDITED)                       (UNAUDITED)
                                    ------------------------------------   -------------------------
                                       1998         1999         2000         2000          2001
                                    ----------   ----------   ----------   -----------   -----------
Sales/Revenues....................       5,126        3,444        3,981        2,128         2,212
Operating profit (loss)...........         513       (2,127)      (5,185)      (1,637)       (1,078)
Interest income or expense........          64           62          (60)           2            (8)
Profit (loss) before taxes........         577       (2,065)      (5,245)      (1,635)       (1,086)
Tax on ordinary results...........         170         (589)      (1,281)        (487)         (483)
Profit (loss) for the period......         407       (1,476)      (3,964)      (1,148)         (603)
                                    ==========   ==========   ==========   ==========    ==========
Translated into Cdn$ at the
  following exchange rate:
          $1Cdn=(1)...............  NOK 5.0890   NOK 5.2493   NOK 5.9206   NOK 5.7900    NOK 5.8858
                                    ----------   ----------   ----------   ----------    ----------

---------------

(1) Based on average nominal foreign exchange rates as reported by The Bank of Canada during the reporting period.

     BALANCE SHEET DATA. Key figures from the balance sheet for ADB for the last three years, and the six month periods ended June 30, 2001 and 2000, are shown below. These numbers should be read in conjunction with the directors' reports, consolidated financial statements and notes attached as Schedules A, B and C to this Circular. An unaudited management reconciliation to Canadian generally accepted accounting principles has been provided below, under Reconciliation to Canadian GAAP.

Norwegian Figures

     The following figures are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles. This financial information does not include adjustments to reflect the application of Canadian accounting principles.

                                 BALANCE SHEET
                                 (000'S OF NOK)

                                                                                    SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31         JUNE 30
                                                                (AUDITED)              (UNAUDITED)
                                                         ------------------------   -----------------
                                                          1998     1999     2000     2000      2001
                                                         ------   ------   ------   -------   -------
Non-Current Assets.....................................   4,349    8,646   14,303   12,052    15,527
Current Assets.........................................  14,672    7,023   16,788   20,869    13,172
TOTAL ASSETS...........................................  19,021   15,669   31,091   32,921    28,699
Equity.................................................  13,016    9,586    9,501   25,861    20,635
Current Liabilities....................................   6,005    6,083   21,590    7,060     8,064
TOTAL EQUITY AND LIABILITIES...........................  19,021   15,669   31,091   32,921    28,699
                                                         ======   ======   ======   ======    ======

Canadian Figures

     For convenience purposes, the above figures have been translated into Canadian dollars using closing foreign exchange rates in effect at the end of the reporting period. The following unaudited figures have been translated for convenience purposes only, and should not be viewed as the application of foreign currency translation methods under Canadian accounting principles.

                                 BALANCE SHEET
                                (000'S OF CDN$)

                                           YEAR ENDED DECEMBER 31          SIX MONTHS ENDED JUNE 30
                                                (UNAUDITED)                       (UNAUDITED)
                                    ------------------------------------   -------------------------
                                       1998         1999         2000         2000          2001
                                    ----------   ----------   ----------   -----------   -----------
Non-Current Assets................         875        1,559        2,439        2,080         2,526
Current Assets....................       2,954        1,266        2,862        3,602         2,143
TOTAL ASSETS......................       3,829        2,825        5,301        5,682         4,669
Equity............................       2,620        1,728        1,620        4,464         3,357
Current Liabilities...............       1,209        1,097        3,681        1,218         1,312
TOTAL EQUITY AND LIABILITIES......       3,829        2,825        5,301        5,682         4,669
                                    ==========   ==========   ==========   ==========    ==========
Translated into Cdn$ at the
  following exchange rate:
          $1Cdn=(2)...............  NOK 4.9677   NOK 5.5463   NOK 5.8651   NOK 5.7940    NOK 6.1462
                                    ----------   ----------   ----------   ----------    ----------

---------------

(2) Based on closing nominal foreign exchange rates as reported by The Bank of Canada at the end of reporting period.

     The directors' reports and audited consolidated financial statements of ADB for the financial years ended December 31, 2000, 1999 and 1998, and the unaudited consolidated financial statements of ADB, for the 6 month periods ended June 30, 2001 and 2000, prepared in accordance with generally accepted accounting principles in Norway, are attached as Schedules A, B and C to this circular and are incorporated herein by reference. An unaudited reconciliation to Canadian generally accepted accounting principles has been provided below, under Reconciliation to Canadian GAAP. The annual report of ADB for the year 2000 is available to any shareholder upon request address to the Secretary of the Corporation at the address set out at the beginning of this Circular, or from ABD's website at www.adbsys.com.

RECONCILIATION TO CANADIAN GAAP

     The financial statements of ADB Systemer ASA, as reported on by its auditors, have been prepared in accordance with accounting principles applicable in Norway and do not contain certain adjustments which would apply had the financial statements been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). In order to understand the impacts of such differences in accounting principles, management of Bid.Com has prepared the following unaudited summary of relevant material differences in accounting principles and their corresponding impacts on the financial statements of ADB Systemer ASA. Although management believes this summary is accurate, it has not been reported on by the auditors of ADB or the Corporation.

     Under Norwegian generally accepted accounting principles, revenues from software licensing, consulting, implementation, maintenance, support and development agreements are accounted for when the software is delivered for licensing agreements, and on a pro-rata basis over the contract term for licensing and maintenance agreements. Under Canadian GAAP, revenue recognition for software licenses and associated services is governed by Canadian Institute of Chartered Accountants Handbook Section 3400 with additional guidance provided by American Institute of Certified Public Accountants Statements of Position 97-2 and 98-9. In order to recognize revenue for software and related services, Canadian GAAP requires that sufficient vendor specific objective evidence be obtained of the fair value individual elements of software licensing and related services agreements regardless of legal form of the agreement. Application of Canadian GAAP would result in different timing of recognized revenues as set out below.

     Under Norwegian and Canadian generally accepted accounting principles, the recording of deferred tax assets or future tax assets is permitted. Canadian generally accepted accounting principles require that a valuation allowance be recorded if it is more likely than not that the future tax asset would not be realized. Application of Canadian GAAP would have resulted in a lower income tax recovery on ordinary results and lower future tax asset.

     Shareholder equity under Canadian GAAP presents separate components of share capital and retained earnings, while shareholder equity under Norwegian GAAP combines all equity components.

     Application of Canadian generally accepted accounting principles would have resulted in the following changes to the profit and loss statement and balance sheet for ADB.

                                                                                        SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31             JUNE 30
                                                      ------------------------------   -------------------
                                                        1998       1999       2000       2000       2001
                                                      --------   --------   --------   --------   --------
                                                       (000's Norwegian Kroner, except per share amounts)
PROFIT AND LOSS ACCOUNT
Loss for the period under Norwegian GAAP............    2,069     (7,747)   (23,470)    (6,644)    (3,552)
Impact on net loss of Canadian GAAP
  Valuation allowance for future tax asset..........       --     (3,046)    (7,583)    (2,393)    (2,843)
  Software revenue not recognizable.................       --         --        213         --        (90)
                                                      -------    -------    -------    -------    -------
Loss for the year under Canadian GAAP...............    2,069    (10,793)   (30,840)    (9,037)    (6,485)
                                                      =======    =======    =======    =======    =======
Loss per share under Canadian GAAP..................     0.46      (2.34)     (6.25)        --         --
BALANCE SHEET
Accounts Receivable (Adjusted)......................    6,259      3,089      6,099      5,420      3,369
Deferred taxes (Adjusted)...........................       --         --         --         --         --

     For convenience purposes, the above figures have been translated into Canadian dollars using average foreign exchange rates in effect during the reporting period in the case of profit and loss accounts, and at the end of the reporting period in the case of the balance sheet. The following figures have been translated for convenience purposes only, and should not be viewed as the application of foreign currency translation methods under Canadian accounting principles.

                                              YEAR ENDED DECEMBER 31          SIX MONTHS ENDED JUNE 30
                                       ------------------------------------   -------------------------
                                          1998         1999         2000         2000          2001
                                       ----------   ----------   ----------   -----------   -----------
                                                         (000's of Canadian Dollars)
PROFIT AND LOSS ACCOUNT
Loss for the period under Norwegian
  GAAP...............................         407       (1,476)      (3,964)      (1,148)         (603)
Impact on net loss of Canadian GAAP
  Valuation allowance for future tax
     asset...........................          --         (580)      (1,281)        (413)         (483)
  Software revenue not
     recognizable....................          --           --           36           --           (15)
                                       ----------   ----------   ----------   ----------    ----------
Loss for the year under Canadian
  GAAP...............................         407       (2,056)      (5,209)      (1,561)       (1,101)
                                       ==========   ==========   ==========   ==========    ==========
Loss per share under Canadian GAAP...        0.09        (0.47)       (1.06)
Translated in Cdn$ at the following
  exchange rate $1Cdn =..............  NOK 5.0890   NOK 5.2493   NOK 5.9206   NOK 5.7900    NOK 5.8858
BALANCE SHEET
Accounts Receivable (Adjusted).......       1,260          557        1,040          936           548
Deferred taxes (Adjusted)............          --           --           --           --            --
Translated in Cdn$ at the following
  exchange rate $1Cdn =..............  NOK 4.9677   NOK 5.5463   NOK 5.8651   NOK 5.7940    NOK 6.1462

PRO FORMA FINANCIAL STATEMENTS

     Attached as Schedule D to this Circular are unaudited pro forma financial statements reflecting the combined financial results of the Corporation and ADB as at June 30, 2001 and for the periods ended December 31, 2000 and June 30, 2001, giving effect to the proposed acquisition.

     The Acquisition will be accounted for using the purchase method of accounting.

MARKET INFORMATION

     ADB's shares trade in the Norwegian OTC (over the counter) market. The following table shows the last trades in ADB shares:

                                                                      SHARE PRICE
                          DATE                              VOLUME       (NOK)
                          ----                              ------    -----------
Sep. 1, 2000............................................     2,000         35
Sep. 6, 2000............................................    10,000         32
Sep. 8, 2000............................................     2,000         35
Sep. 11, 2000...........................................    10,500         36
Oct. 4, 2000............................................     2,000         34
Feb. 14, 2001...........................................     3,300         15
July 6, 2001............................................    76,250       2,50
July 31, 2001...........................................     3,000          5

     As the table shows, the last trade was in July, 2001 at NOK 5 per share (approximately Cdn. $0.87 per share), when 3,000 shares changed hands. Liquidity is extremely limited.

RISK FACTORS RELATING TO BID.COM'S INVESTMENT IN ADB

     The proposed investment by the Corporation in ADB is not free from risk and shareholders should consider the following risk factors prior to exercising their right to vote on the acquisition of ADB.

RISK ASSOCIATED WITH INVESTMENTS IN SECURITIES

     Market prices of securities of technology companies have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in ADB's operating results, the aftermath of ADB's public announcements, concerns related to ADB's products and markets in general and overall conditions in the national and international equities markets can have an adverse and unpredictable effect on the market price of ADB's shares.

FLUCTUATIONS IN FINANCIAL RESULTS

     The financial results of the Company have fluctuated from quarter to quarter in recent years and may continue to fluctuate on a quarterly and annual basis in the future. Accordingly, comparison between two individual periods may not necessarily give a clear indication of future results.

CURRENCY EXCHANGE RISKS

     As ADB generates revenues in several countries, ADB's financial results are affected by revenues and costs occurring in different currencies which may fluctuate significantly.

     As of today ADB has no mechanisms for hedging this risk. However, such measures will be considered as and when determined appropriate by ADB's management.

INTEGRATION AND MANAGEMENT OF GROWTH

     The integration of ADB's business or technologies with those of the Corporation may be more difficult than anticipated.

     ADB is pursuing substantial growth over the next few years. If successful, this will significantly strain the management resources, the internal systems, the finances, the employees and the office and equipment situation of ADB. Training of personnel and partners will be particularly resource intensive. Furthermore, future results depend on their ability to integrate and consolidate future potential acquisitions of other companies, technologies, products and market channels.

     To counter balance these effects ADB will continue the development of organizational infrastructure to handle such growth.

MANAGEMENT AND KEY PERSONNEL

     The Company's success depends to a significant extent on the continued active participation of a number of key employees. ADB believes that its success also depends on its continuing ability to attract and retain highly qualified technical, managerial and sales personnel. Competition for such qualified personnel is strong and there can be no assurance that ADB will be successful in attracting and retaining the required number of such personnel.

LENGTHY SALES CYCLES

     The sales cycles of ADB's products is currently quite long. This increases the risk associated with sales activities, and makes the revenue stream of the Company more unpredictable. Sales cycles of 9 -- 12 months are not uncommon.

ERRONEOUS SOFTWARE, DEVELOPMENT PROJECTS AND IMPLEMENTATION RISKS

     As a software vendor, ADB has significant risks associated with developing, improving and maintaining its software products. Development of new features, new technology platforms and bug-fixing can be very time consuming and costly. Also, when a sale is made and an implementation project is underway, ADB normally carries the majority of the risk associated with completing the installation on time and on budget.

STRONG COMPETITION

     ADB is a small market participant offering solutions in competition with some of the largest software companies in the world, with great marketing and product development power. It is thus a great challenge for ADB to achieve visibility in the market and convince prospective clients of ADB's commitment over time. It is also more difficult for ADB to find qualified and dedicated partners for distribution and implementation.

SHIFTS IN TECHNOLOGY

     The information technology industry is characterized by fast development and rapidly changing technologies imposing challenges to all software vendors. Choice of technological solutions and platforms that fail to gain market acceptance are costly and can be detrimental to companies like ADB.

THE FOREGOING INFORMATION CONCERNING ADB IS DERIVED ENTIRELY FROM PUBLIC FILINGS OF ADB AND DISCLOSURES BY ADB IN CONNECTION WITH THE OFFER, AND ALTHOUGH MANAGEMENT OF THE CORPORATION HAS NO REASON TO BELIEVE TO THE CONTRARY, THE CORPORATION CANNOT WARRANT AND ASSUMES NO RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION OR THAT IT IS FREE FROM MATERIAL
REPRESENTATION.

BACKGROUND TO THE OFFER

     As indicated at the Corporation's Annual Meeting of Shareholders held on June 21, 2001, Management and the Board of Directors of Bid.Com have been exploring acquisition opportunities as a means of improving shareholder value. Through internal investigation and research, ADB was identified as one of several possible acquisition candidates in March of 2001, and contact was made with Jan Pedersen, President and CEO of ADB. On July 18, 2001, following extensive discussions between the parties, a non-binding letter of intent (the "LOI") was signed by the parties outlining the desire of both parties to explore a potential acquisition of ADB by Bid.Com. The LOI provided that ADB would not solicit third party offers prior to August 31, 2001 (later extended to September 7, 2001), and would allow Bid.Com to proceed with due diligence with a view to submitting an Offer for the shares of ADB.

     On September 7, 2001, the Support Agreement was executed, committing the Corporation to launch a bid to acquire the shares of ADB. The bid is subject to several conditions as set out above, including specifically the approval of the Corporation's shareholders.

     In coming to its conclusion as to the fairness of the proposed price for the Acquisition, Management and the Board of Directors of the Corporation considered numerous factors, including:

     a.    the relative size and financial strength of the two organizations;

     b.    industry-specific trading and acquisition multiples;

     c. the liquidity and trading history of the shares of both organizations; and

     d. information relating to the financial condition, results of operations and business of ADB, including synergies between the businesses and technologies of ADB and the Corporation.

     MANAGEMENT AND THE BOARD OF DIRECTORS OF THE CORPORATION BELIEVE THE PRICE PROPOSED FOR THE ACQUISITION IS FAIR, AND ARE RECOMMENDING THAT SHAREHOLDERS OF THE CORPORATION VOTE IN FAVOUR OF THE ACQUISITION.

THE ACQUISITION AND THE POST-ACQUISITION STRUCTURE

     As stated above, it is anticipated that approximately 22,102,752 common shares of the Corporation will be issued to the shareholders of ADB in connection with the Acquisition, along with warrants to acquire up to 1,215,202 shares and options to acquire up to 1,527,680 shares. ADB has approximately 215 shareholders, of which 5 hold more than 5% of the shares of ADB. To the knowledge of ADB, there are no agreements between any of ADB's shareholders regarding the voting of their shares in ADB or Bid.Com. The 6 largest shareholders of ADB, together holding approximately 50% of the issued shares of ADB, have signed lock-up agreements with Bid.Com agreeing to tender their shares to the Offer, and to the Resale Restrictions, as defined above.

     Following the completion of the Acquisition, the largest shareholders of the Corporation will be Jan Pedersen, President and CEO of ADB, and Lime Rock Partners, a Connecticut-based venture capital firm (through Riverside Investments). Each will hold approximately 4.5% of the Corporation's post-acquisition shares. As a result of the significant shareholdings by ADB shareholders as a group and in particular Lime Rock, Mr. Pedersen and four other shareholders (Sandnes Investering, Rogaland Investering, AIG Private Bank Ltd., and Karstein Gjersvik -- collectively, the "Four Shareholders"), they have requested board representation. Pursuant to a Board Representation Agreement entered into on September 7, 2001, Bid.Com has agreed that: (a) Lime Rock Partners and Jan Pedersen shall each have the right to nominate a director to the Board of Bid.Com, following completion of the Acquisition; (b) the Four Shareholders shall together have the right to nominate a director at the next Annual General Meeting of shareholders of the Corporation; and (c) Mr. Pedersen shall have observer rights at all meetings of the Board of Directors of Bid.Com. These rights of nomination shall continue for so long as Lime Rock, Jan Pedersen or the Four Shareholders, as the case may be, continue to hold more than 50% of the common shares of the Corporation received by them pursuant to the Acquisition.

     In the event the Acquisition is completed successfully, the Board of Directors of the Corporation intends to appoint John Reynolds and Martin Bekkeheien (as Mr. Pedersen's nominee) to the Board of Directors of the Corporation. In order to continue to comply with the Canadian residency requirements contained in the Ontario

Business Corporations Act, and to avoid further increasing the size of the Board, these two directors will take the place of Patrick Bourke, Duncan Copeland and Howard Koenig, who will be resigning following completion of the Acquisition, and the size of the Board will be reduced to nine.

     Set forth below are the biographies of the new directors and Mr. Pedersen:

     MARTIN BEKKEHEIEN. Mr. Bekkeheien was elected Chairman of the Board of ADB Systemer ASA in September 2000 and has been a member of the Board of ADB since April 2000. Mr. Bekkeheien is a Senior Vice-President of Statoil, the Norwegian state-owned oil company, presently in charge of leadership development. He has held several director positions within Statoil over the last 20 years. Mr. Bekkeheien is also a director of Allianse Informasjonssystemer AS. He currently holds 61,927 shares, 3,889 warrants and 100,000 options in ADB.

     JOHN REYNOLDS. Mr. Reynolds was elected to the Board of ADB in March of 2000. Mr. Reynolds is a principal of Lime Rock Partners, a private equity firm focused on small cap opportunities in the energy sector, and one of the two largest shareholders in ADB. Mr. Reynolds was previously a Vice-President in the Research Department at Goldman Sachs & Co., where he was the senior analyst responsible for the oil field services and drilling sector from 1992 to 1998.

     JAN EDVIN PEDERSEN. Mr. Pedersen has been CEO of ADB since 1988 when he founded the Company. Mr. Pedersen has broad software experience with clients such as Saga Petroleum, Statoil, BP Norway, Elf Petroleum and the Norwegian Petroleum Directorate. He holds a Master of Science degree in Civil Engineering, the technical university in Trondheim, Norway.

     In addition, Mr. Pedersen will hold an executive position with Bid.Com, assuming the title of President, European Operations. Mr. Pedersen has executed an employment contract with Bid.Com pursuant to which he agrees to assume this role and remain with the Corporation for a minimum period of 2 years. This agreement will continue to pay Mr. Pedersen his current annual salary of NOK 850,000 (approximately Cdn. $148,000) and entitle him to participate in the Corporation's existing Management Incentive Plan. Mr. Pedersen will also be entitled to an annual retention bonus in the amount of Cdn. $100,000 for each year worked under his employment agreement. In the event of termination of employment other than by reason of death, disability or cause prior to the end of the two year term, Mr. Pedersen's base salary level is guaranteed for 12 months following termination.

     Except as noted above, Management personnel and the Board of Directors of the Corporation will remain unchanged as a result of this transaction. The employees of ADB will be retained under their existing employment arrangements.

REASONS FOR RECOMMENDING THE ACQUISITION

     Management and the Board of Directors believe that the acquisition of ADB will be advantageous to the Corporation in a number of respects, including:

     1. ADB's product offerings are highly complementary to those of the Corporation. The lifecycle of an asset can notionally be separated into sourcing, procurement, management and disposition. By combining the product suites of the two companies, the combined entity will have a complete asset lifecycle management solution available for clients, and in particular, a fulsome "procurement" offering which combines sourcing, procurement and asset management.

     2. ADB has a strong base of international clients in the oil and gas sector, and a growing list of clients in the public sector, all of whom Management believes are ideally suited to Bid.Com's sourcing and disposition applications. A key element of the strategy as a combined entity will be to focus on these sectors in particular.

     3. ADB's revenues for Q1 and Q2 2001 were similar to the Corporation's. This acquisition should as a result add meaningfully to the Corporation's revenue base. In addition, operational synergies are expected as a result of over-lapping capacity in the sales, technology and administrative groups of the two companies.

     4. ADB has been recognized by the Gartner Group as a Tier 1 EAM software vendor. According to the Gartner Group, the market for asset management technology is expected to be $1.3 billion by 2002.

     MANAGEMENT AND THE BOARD OF DIRECTORS OF THE CORPORATION BELIEVE THE PRICE PROPOSED FOR THE ACQUISITION IS FAIR, AND ARE RECOMMENDING THAT SHAREHOLDERS OF THE CORPORATION VOTE IN FAVOUR OF THE ACQUISITION.

VOTING INTENTIONS

     IT IS INTENDED THAT THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY WILL EXERCISE THE VOTING RIGHTS ATTACHING TO THE SHARES IN RESPECT OF WHICH THEY ARE APPOINTED IN FAVOUR OF APPROVING THE ACQUISITION OF ADB IN THE ABSENCE OF CONTRARY INSTRUCTIONS.

                  AMENDMENT OF ARTICLES -- SHARE CONSOLIDATION

     Shareholders are being asked to consider and if deemed advisable, to pass a special resolution in the form set out below, authorizing an amendment to the Articles of Amalgamation of the Corporation to consolidate the 54,638,468 common shares of the Corporation presently issued and outstanding and all common shares issued in connection with the acquisition of ADB Systemer ASA on the basis of 1 consolidated common share for each 2 common shares presently outstanding. A special resolution is a resolution passed by a majority of two-thirds of the votes cast on such resolution at a duly constituted meeting of shareholders.

     After careful consideration, Management of the Corporation has concluded that this consolidation is in the best interests of the Corporation for several reasons:

     1. The total number of issued shares of the Corporation after giving effect to the acquisition of ADB (if approved) will be approximately 76,741,220 (86,087,761 on a fully diluted basis). After giving effect to the proposed share consolidation the total number of issued shares of the Corporation will be reduced to approximately 38,370,610 common shares (43,043,880 on a fully diluted basis) which Management considers to be a more manageable number for the purposes of future acquisitions and financings.

     2. Management understands that upon implementation of the consolidation, the market price for the Corporation's shares should adjust to reflect the increased equity participation represented by each consolidated share. It is anticipated that such adjusted price, if sustained, may improve shareholder liquidity by allowing the Corporation's shares to receive more favourable margin treatment by brokers and investment dealers. The price of the consolidated shares of the Corporation, however, will be subject to market forces which may largely be outside the control of the Corporation or its Management. Accordingly there can be no assurance that such adjusted market price, if realized, will be sustained.

     It should be noted that, pursuant to the rules of the Nasdaq National Stock Market, shares of the Corporation are subject to a minimum US $1.00 bid price maintenance requirement in order to maintain its listing. On June 19, 2001, the Corporation was notified by Nasdaq Staff that the Corporation's common shares would be de-listed. In accordance with Nasdaq procedures, the Corporation appealed this action, and is awaiting the determination of a Nasdaq Listing Qualifications Panel. Management recognizes that the proposed consolidation by itself may not be sufficient to bring the Corporation's shares into compliance with the minimum bid price requirements of the Nasdaq National Stock Market. There is a significant risk that, notwithstanding the share consolidation contemplated, the Corporation's shares will be de-listed from the Nasdaq Market. It is Management's belief that the proposed consolidation is nonetheless appropriate for the reasons enumerated above.

     Based upon the foregoing, Management of the Corporation and the Board of Directors recommend that shareholders vote in favour of such share consolidation. IT IS INTENDED THAT THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY WILL EXERCISE THE VOTING RIGHTS ATTACHING TO THE SHARES IN RESPECT OF WHICH THEY ARE APPOINTED IN FAVOUR OF PASSING A SPECIAL RESOLUTION AUTHORIZING SUCH SHARE CONSOLIDATION IN THE ABSENCE OF CONTRARY INSTRUCTIONS.

     The text of the resolution is set out in Appendix I to the accompanying Notice of Meeting.

                    AMENDMENT OF ARTICLES -- CHANGE OF NAME

     Shareholders are being asked to consider and, if deemed advisable, to pass a special resolution in the form set out below authorizing a change of name of the Corporation from Bid.Com International Inc. to ADB Systems International Inc. or such other name as may be approved by the Board of Directors of the Corporation. A special resolution is a resolution passed by a majority of two-thirds of the votes cast on such resolution and at a duly constituted meeting of shareholders of the Corporation.

     During the year 2000, the Corporation completed the transition of its business from a business-to-consumer retailer to a business to business application service provider offering dynamic pricing solutions. During the latter part of 2000 and the first two quarters of 2001 the market environment for business-to-consumer Internet businesses commonly identified with a consumer-oriented "dot.com" brand or corporate identity deteriorated dramatically. As a result of our evolving business model and market concerns regarding "dot.com" branding, Management of the Corporation considers it appropriate to change the corporate name of the Corporation to clearly indicate to the investing public and prospective customers the departure of the Corporation from the so called "dot.com" consumer-oriented business community.

     The acquisition of ADB Systemer ASA presents a good opportunity to proceed with a change of name. ADB has developed significant goodwill, particularly in the EAM and oil and gas sectors, which we believe has significant value. In addition, by adopting the ADB name and branding, we will avoid the significant expense associated with typical re-brandings, a fact that is particularly important in light of our focus on cost containment.

     Accordingly, Management of the Corporation and the Board of Directors recommend that shareholders vote in favour of passing a special resolution implementing such change of name. IT IS INTENDED THAT THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY WILL EXERCISE THE VOTING RIGHTS ATTACHING TO THE SHARES IN RESPECT OF WHICH THEY ARE APPOINTED IN FAVOUR OF PASSING A SPECIAL RESOLUTION AUTHORIZING THE CHANGE OF NAME IN THE ABSENCE OF CONTRARY INSTRUCTIONS.

     The text of the resolution is set out in Appendix II to the accompanying Notice of Meeting.

                    AMENDMENT TO THE 1999 STOCK OPTION PLAN

     The Corporation adopted a stock option plan (the "Plan") as an incentive for directors, officers and key employees whereby non-assignable options may be granted by the Board, enabling them to purchase common shares of the Corporation for a term not exceeding 10 years at an exercise price not less than the market price for common shares of the Corporation at the time of the grant, such options to be exercisable within the term as set out by the Board for said options.

     The Plan which was approved by shareholders on May 15, 1996, as amended, currently provides that options may not be granted to purchase more than 8,700,000 common shares. The granting is subject to the further conditions that:
(i) not more than 10% of the number of shares issued and outstanding from time to time (the "Outstanding Issue") may be reserved for the granting of options to insiders; (ii) not more than 10% of the Outstanding Issue may be reserved for the granting of options to insiders within a one year period or issued to insiders within a one-year period; and (iii) not more than 5% of the Outstanding Issue may be issued to any one insider in a one-year period.

     The Corporation has granted options to purchase a total of 7,965,597 common shares under the Plan, of which 4,086,234 are outstanding and 2,313,150 have been exercised. The exercise price of the outstanding options range from $0.70 to $11.50 and such options expire between January 2, 2002 and December 11, 2004. An aggregate of 2,657,000 options are held by officers and directors of the Corporation as a group.

     The Acquisition of ADB will require the incorporation of ADB's existing stock option plan within the Plan. Pursuant to the Acquisition, this would result in an additional 1,527,680 options being issued. In addition, ADB's employees will participate in the Plan on an ongoing basis.

     The TSE and NASDAQ rules require that shareholder approval be obtained in order to increase the maximum number of common shares reserved for issuance under the Plan. Accordingly, the shareholders are being asked to consider and, if deemed advisable, to pass, with or without variation, an ordinary resolution, the text of which is attached as Appendix III to the Notice calling the Meeting, authorizing the maximum number of common shares to be granted under the Plan to be increased to 10,700,000 common shares of the Corporation (pre-consolidation), being 14% of the issued capital of the Corporation (post-acquisition).

     THE PERSON DESIGNATED IN THE ENCLOSED FORM OF PROXY INTENDS TO VOTE FOR THE AMENDMENT TO THE PLAN, UNLESS THE SHAREHOLDER SPECIFIES TO VOTE AGAINST SUCH AMENDMENT.

                  PARTICULARS OF OTHER MATTERS TO BE ACTED ON

     Management of the Corporation knows of no matters to come before the Meeting other than the matters referred to in the Notice of Meeting.

     The Board of Directors of the Corporation has approved the contents of this Information Circular on or about August 30, 2001 and the mailing of same to shareholders of record on September 11, 2001.

     DATED at Mississauga, Ontario this 7th day of September, 2001.

                                         BY ORDER OF THE BOARD

                                         John A. Mackie
                                         John A. Mackie
                                         Vice President, General Counsel
                                         and Corporate Secretary

                                   SCHEDULE A

             CONSOLIDATED ("GROUP") AND NON CONSOLIDATED ("PARENT")
                    FINANCIAL STATEMENTS OF ADB SYSTEMER ASA
            FOR THE FINANCIAL YEARS ENDED DECEMBER 31, 2000 AND 1999
                       (ALL FIGURES IN NORWEGIAN KRONER)

                                ADB SYSTEMER ASA
                               ANNUAL REPORT 2000

NATURE OF OPERATION

     ADB Systemer ASA ("ADB") is a leading international software vendor focused on integrated eProcurement and Enterprise Asset Management software solutions developed specifically for the energy industry and other asset intensive industries, as well as public sector.

     ADB's flagship is WorkMate, one of the most innovative, integrated asset management systems on the market. Comprising unique functionality for procurement, materials management, technical information, maintenance and management information, WorkMate has a proven track record amongst operators and service companies in the North Sea area, as well as in the US and Canada.

     The latest addition to the portfolio is ProcureMate, which is a web-based procurement system that bridges the traditional gap between an in-house EAM/ERP system (such as WorkMate), and external e-catalogues or marketplaces.

     Besides the headquarters in Stavanger, Norway, ADB maintains offices in Houston and London.

SHORT SUMMARY OF THE YEAR 2000

     The millennium and a slow market marked the beginning of year 2000. ADB acquired on January 1st 2000 the consultant department of Bonner & Moore Associates Inc. with 6 people in Houston, Texas, as part of the expansion strategy in the USA.

     In April the Company raised 24 MNOK in equity where the main investor was Cognition Ventures in London, which invested 8 MNOK at NOK 40 per share. There was also issued an option for 1.2 million shares to Cognition, with expiry in November 2000, aligned with the company's financial plan.

     After the new shares issue in April the subsidiary in UK was established, and the office opened in Guildford, London in August. At the same time ADB achieved its first contract in UK.

     Concurrently with investments in marketing and branding in the USA, UK and Norway, ADB continued the investments in further development of the products.

     The Board of ADB changed during 2000 with the election of Martin Bekkeheien as new board member in May 2000 and as Chairman of the board when Karstein Gjersvik departed in September 2000. He was replaced on the Board by Ole Ertvaag.

     During the autumn 2000 it became clear that Cognition would not exercise its option, and ADB engaged a very reputable broker company to raise the necessary capital. Late fall 2000 became the worst market in years for IT-Stocks, and it was impossible for ADB to get attention in The Market.

     In light of the development in the financial markets and The Company's financial situation, the Board determined In December to start a restructuring-process to reduce The Company's expenses. This process is now showing results.

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule A is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

COMMENTS TO THE ANNUAL ACCOUNTS

     In 2000 ADB group achieved revenues of NOK 23.6 million. This is an increase of 5.5 MNOK or 30.3% increase from the year before. The gross revenues were of 17.6 MNOK in Norway, 6.3 MNOK in the USA and 1.1 MNOK in the UK.

     ADB Group's operating result was -30.7 MNOK, 19.5 MNOK lower than in 1999. The ordinary result for 2000 was -23.5 MNOK. The result contains 4.4 MNOK in restructuring charges.

     ADB has in 2000 made strong efforts in positioning and marketing the main products WorkMate and ProcureMate internationally. Some important milestones were achieved like the first contracts in UK and Canada, but the result of this effort is considerably weaker than the assumed plans and expectations. The Board is not satisfied with the year's result.

     The Company's equity per 31.12.2000 is weak due to the year's result. The book value of equity for ADB group was 9.5 MNOK compared to 9.6 MNOK at the beginning of the year. The Company raised 24 MNOK in new equity in 2000. The funds have been used to build up the marketing apparatus in USA and UK and to invests in product development, which has all been directly expensed.

     The Company's book value of equity is zero, if one ignores the deferred tax asset. ADB has to raise new capital to continue operations. The Company's largest shareholders have made written guarantees to inject a minimum of 7 MNOK in new capital early 2001. The Board's opinion is that there will be enough capital to continue operations in 2001 due to the already committed new equity and the ongoing restructuring of the Company. The Board has thus assumed continued operation as a foundation for the annual accounts.

ADB SYSTEMER ASA
     Year 2000 has been a tough year for ADB as for the rest of the software business. Many software vendors have struggled with the millennium effect. For ADB's products the first half-year of 2000 saw a very weak market. The second half-year offered new and important client-contracts for the Company, without a corresponding growth in revenues. ADB gained one of its most important and largest contracts ever in an open tender competing with more than 20 other suppliers. The contract covered a procurement and materials management system to Hordaland Fylkeskommune. ADB Norway reached revenues of 17.6 MNOK, the same as for 1999.

     During 2000 ADB used 35,500 hours on new and sustaining development of its own software, compared to 31,000 hours in 1999. This amounts to an investment in product development of approximately 15 MNOK, which have all been directly expensed in 2000. The level is high compared to the Company's revenues. The investments are made to compete in a market where a small company like ADB has to deliver leading solutions in order to achieve success.

     The Company had a considerably higher cost level in 2000 than the year before, mostly because of an aggressive growth strategy with comprehensive investments in product development and operations in USA and UK. As part of the growth strategy the organisation was expanded within most activity areas. The operating loss was -29.6 NOK and the ordinary result was -20.7 MNOK, compared with -10.1 and -6.9 MNOK respectively in 1999.

     During the fall the strategy and plans where worked trough and revised, and a comprehensive restructuring of the Company was started and carried out during December. Restructuring charges of 10.5 MNOK were taken. The accrual shall primarily cover the cost of closing the office in the USA, where a loan of 8.4 MNOK will be written off in addition to the cost of winding up of 0.5 MNOK. In addition the Tonsberg office with 6 people was decided shut down, and this will cost about 1.2 MNOK. The Company has also taken charges of 0.4 MNOK to reduce the personnel at the head office with 4-5 people.

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule A is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

ADB SYSTEMS LTD
     In August the ADB office in London was opened, and the subsidiary ADB Systems Ltd was established. The Company won its first and very important contract with a process installation plant managed by the worldwide engineering and services-company Amec and chemicals-giant Union Carbide. Amec and ADB are also entering into a global collaboration-agreement regarding sales and distribution of ADB's software.

     ADB achieved revenues of 1.1 MNOK in UK in 2000 and an operation loss of 3 MNOK, mainly due to high start-up costs.

ADB SYSTEMS INC
     The subsidiary ADB Systems Inc. achieved revenues of 6.2 MNOK, an operating loss of -4.8 MNOK and an ordinary result of -5.2 MNOK. This significant loss is primarily due to the lack of new sales. ADB has as many other foreign companies experienced that it is very demanding to establish a profitable operation in the American market.

     As part of the restructuring of the Company ADB has decided to close the office and terminate it's financial exposure in the USA. The present marketing operation will be continued through a distribution agreement with ADB's partner Production Access, which also takes over the majority of ADB's employees in the USA.

ORGANISATION AND PERSONNEL

     The ADB group increased the number of personnel in 2000 from 42 at the beginning of the year to 55 at the end. The restructuring process is expected to reduce the personnel by 19 to 36 employees.

WORKING ENVIRONMENT

     147 days were lost on account of sickness in 2000. This corresponds to around 1.4% of total working time in the Company. No serious work-related accidents or injuries occurred or were reported during the year. The Board believes that the work environment is satisfactory. However, the need to improve working conditions is continuously assessed.

EXTERNAL ENVIRONMENT

     ADB's activities do not affect the external environment.

OUTLOOK

     Important conditions and expectations set forth for ADB's growth strategy and internationalisation effort in 2000 did not work out as planned or were underestimated:

- the market for the Company's products and services developed weaker than expected

- at the same time the cost in building up the sales operations in UK and US became higher than expected

- the capital market for software shares developed completely different than expected

     On this basis it became clear for the Board that the Company's financial basis was insufficient to carry out the growth strategy which was the foundation for the capital-injection in April 2000. The re-evaluation of conditions, strategy and plans lead to a relative comprehensive restructuring -- which we now can see the effects of, with a much lower cost-basis for one.

     The Board's evaluation is that ADB's main products are technologically advanced and competitive with a considerable value for the users, enhancing their business effectiveness.

     The Board is also of the opinion that the market potential for the Company's products is large, particularly with success internationally. The critical factor for ADB is foremost related to sales and marketing.

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule A is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

     After the Boards opinion ADB has a competent and good organisation with high technological and business process know-how related to the main products WorkMate and ProcureMate. At the same time, the employees have shown great sympathy for and responded positively to the ongoing restructuring process.

     ADB's main shareholders have shown through guarantees for new equity that despite very weak results the latest two years, they still have faith and are willing to support the Company.

     The Boards summarised opinion is that ADB can be further developed to become a profitable and prosperous company for the owners, partners and employees. In the first phase of the turn-around operation, the Board has focused on reducing and controlling the cost in the Company without loss of key personnel and expertise. The main focus going forward will be on revenues, i.e. sales and marketing.

     In Norway ADB has strengthened the sales operations. In the UK an organisation and a distribution is maintained, in the USA the same personnel are still selling ADB's products under a new company name; Production Access, and in Canada ADB has the distribution agreement with Explorer Software Solutions.

MARKET OPPORTUNITIES
     The market for ADB's solutions is growing. It is expected a considerably higher growth within procurement, materials management and e-commerce than for example traditional ERP software.

     Norway's sales-team has set focus on oil & gas, public sector and process industry. Within the oil & gas the activity is high, and ADB is expecting several new customers within the service-sector. The public sector has high focus on procurement solutions and ADB is positioned with good references.

     In the UK, there is great expectation to the collaboration agreement with Amec. During the spring Amec will have a big marketing campaign within the company and towards its customers. Several names are already on the table, and ADB will focus very hard on these opportunities.

     ADB's distributor in Canada, Explorer Software Solutions, achieved its first two customers on ADB's WorkMate(R) solution in 2000. Explorer is a recognised supplier in Canada, and the references will enable more sales in 2001.

     If the distributions-agreement with Production Access materialises as expected, ADB's products will be integrated with Production Access' own products, and appear more American and be more competitive. The Board expects a positive development of sales, and that Production Access and ADB will be able to capitalise on the market investments made the last two years.

     ADB is sharpening the Company's profile as a technology provider. So far ADB has conducted the marketing, sale and implementation of the Company's products. This requires large resources and involves relatively high risk. To reach a broader market than ADB itself is able to reach, ADB will work to find strong partners who have a broad distribution network. ADB will in this process be flexible with respect to what kind of partnerships and strategic solutions that will best serve the interests of the Company and its shareholders.

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule A is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

RESULT FOR THE YEAR AND ACCOUNTING OPERATIONS

     It is proposed that ADB Systemer ASA's deficit for the year, amounting to NOK -20,727,645, be treated as follows:

     Transfer from share premium reserve NOK 20,727,645,-

     Total equity capital as at 31.12.2000 NOK 12,984,162,-

                            Stavanger, March 1 2001

                    The Board of Directors, ADB Systemer ASA

-----------------  ---------------  ------------  ------------  ---------------
Martin Bekkeheien  Finn Kristensen  Ole Ertvaag   John          Jan E. Pedersen
Board Member       Board Member     Board Member  Reynolds      Board Member
                                                  Board Member  and CEO

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule A is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

[KPMG LOGO]

                   KPMG AS
                   P.O. Box 57                           Petroleumsveien 6                     Telephone +47 51 57 82 00
                   N-4064 Stavanger                      N-4033 Stavanger                      Fax +47 51 57 12 29
                                                                                               Enterprise NO 935 174 627

To the Annual Shareholder's Meeting of ADB SYSTEMER ASA

                            AUDITORS REPORT FOR 2000

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS
We have audited the annual financial statements of ABD SYSTEMER ASA as of 31 December 2000, showing a loss of NOK 20 727 645 for the parent company and a loss of NOK 23 469 590 for the group. We have also audited the information in the Director's report concerning the financial statements, the going concern assumption and the proposal for the coverage of the loss. The financial statements compromise the balance sheet, the statements of income and cash flows, the accompanying notes and the group accounts. These financial statements and the Director's report are the responsibility of the Company's Board of Directors and Managing Director. Our responsibility is to express an opinion on these financial statements and other information according to the requirements of the Norwegian Act on Auditing and Auditors.

BASIS OF OPINION
We conducted our audit in accordance with the Norwegian Act on Auditing and Auditors and auditing standards and practices generally accepted in Norway. Those standards and practices require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant accounting estimates made by management, as well as evaluating the overall financial statement presentation. To the extend required by law and auditing standards and practices an audit also comprises a review of the management of the Company's financial affairs and its accounting and internal control systems. We believe that our audit provides a reasonable basis for our opinion.

OPINION
In our opinion:

- the financial statements have been prepared in accordance with law and regulations and present the financial position of the Company and of the Group as of December 31, 2000, and the results of its operations and its cash flows for the year then ended, in accordance with accounting standards, principles and practices generally accepted in Norway

- the Company's management has fulfilled its obligations in respect of registration and documentation of accounting information as required by law and accounting standards, principles and practices generally accepted in Norway

- the information in the Directors' report concerning the financial statements, the going concern assumption, and the proposal for coverage of the loss is consistent with the financial statements and comply with the law and regulations.

Stavenger, 20 February 2001
KPMG AS
State Authorised Public Accountant

Note: This translation of the Norwegian statutory Audit Report has been prepared for the information purposes only

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule A is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                ADB SYSTEMER ASA
                           ANNUAL ACCOUNTS GROUP 2000

                            PROFIT AND LOSS ACCOUNT
                             (IN NORWEGIAN KRONER)

                                                            GROUP                      PARENT
                                                  -------------------------   -------------------------
                                           NOTE      2000          1999          2000          1999
                                           ----   -----------   -----------   -----------   -----------
Sales/revenues...........................  1, 2    23,571,436    18,079,910    17,643,429    17,557,275
TOTAL OPERATING INCOME...................          23,571,436    18,079,910    17,643,429    17,557,275
Materials................................           1,373,276       293,620       285,887        96,437
Payroll and related cost.................     3    29,936,322    16,911,434    22,437,609    16,410,589
Depreciation.............................     5     1,897,884     1,589,009     1,613,085     1,574,079
Loss on receivables......................              79,360                      79,360
Other operating expenses.................     5    16,620,816    10,449,721    12,297,262     9,529,566
Restructuring/ wind up cost..............           4,361,526                  10,487,870
                                                  -----------   -----------   -----------   -----------
OPERATING PROFIT (LOSS)..................         (30,697,749)  (11,163,874)  (29,557,644)  (10,053,396)
Interest received from group companies...                                         563,420        81,544
Other financial income...................             818,121       368,083       960,902       449,063
Other financial expenses.................          (1,173,034)      (41,153)     (705,807)      (43,145)
                                                  -----------   -----------   -----------   -----------
PROFIT (LOSS) BEFORE TAXES AND
  EXTRAORDINARY ITEMS....................         (31,052,662)  (10,836,944)  (28,739,129)   (9,565,934)
Tax on ordinary results..................     6    (7,583,072)   (3,089,458)   (8,011,483)   (2,661,047)
                                                  -----------   -----------   -----------   -----------
PROFIT (LOSS) FOR THE YEAR...............         (23,469,590)   (7,747,486)  (20,727,645)   (6,904,887)
                                                  -----------   -----------   -----------   -----------
Profit (loss) for the year is distributed
  as follows:
Other equity.............................                                                    (3,684,715)
From share premium reserve...............                                     (20,727,645)   (3,220,172)
                                                                              -----------   -----------
TOTAL DISTRIBUTED........................                                     (20,727,645)   (6,904,887)
                                                                              ===========   ===========

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule A is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                ADB SYSTEMER ASA
                           ANNUAL ACCOUNTS GROUP 2000

                           CONSOLIDATED BALANCE SHEET
                             (IN NORWEGIAN KRONER)

                                                             GROUP                    PARENT
                                                    -----------------------   -----------------------
                                             NOTE      2000         1999         2000         1999
                                             ----   ----------   ----------   ----------   ----------
ASSETS
FIXED ASSETS
Intangible fixed assets
Deferred taxes.............................    6    10,628,524    3,045,452   10,628,524    2,617,041
Goodwill...................................    5                  1,711,138                   190,828
                                                    ----------   ----------   ----------   ----------
TOTAL INTANGIBLE FIXED ASSETS..............         10,628,524    4,756,590   10,628,524    2,807,869
Tangible fixed assets
Machinery and equipment....................    5     2,689,151    2,651,095    1,582,799    2,443,001
Buildings..................................    5       943,738      943,738      943,738      943,738
                                                    ----------   ----------   ----------   ----------
TOTAL TANGIBLE FIXED ASSETS................          3,632,889    3,594,833    2,526,537    3,386,739
FINANCIAL FIXED ASSETS
Investments in subsidiaries................    4                                               86,916
Investment in shares.......................                         294,118                   294,118
Loans to group companies...................                                    5,177,830    1,338,440
Other receivables..........................             42,075
                                                    ----------   ----------   ----------   ----------
TOTAL FINANCIAL FIXED ASSETS...............             42,075      294,118    5,177,830    1,719,474
                                                    ----------   ----------   ----------   ----------
TOTAL FIXED ASSETS.........................         14,303,488    8,645,541   18,332,891    7,914,082
CURRENT ASSETS
RECEIVABLES
Accounts receivable........................          5,885,866    3,089,485    4,271,983    2,249,864
Receivables from group companies...........                                                 1,023,597
Other receivables..........................            189,207      284,819      157,087      148,357
                                                    ----------   ----------   ----------   ----------
TOTAL RECEIVABLES..........................          6,075,073    3,374,304    4,429,070    3,421,818
Bank deposits, cash in hand, etc...........   10    10,712,863    3,649,243    9,895,238    3,085,216
                                                    ----------   ----------   ----------   ----------
TOTAL CURRENT ASSETS.......................         16,787,936    7,023,547   14,324,308    6,507,034
                                                    ----------   ----------   ----------   ----------
TOTAL ASSETS...............................         31,091,424   15,669,088   32,657,199   14,421,116
                                                    ==========   ==========   ==========   ==========

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule A is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                ADB SYSTEMER ASA
                           ANNUAL ACCOUNTS GROUP 2000

                           CONSOLIDATED BALANCE SHEET
                             (IN NORWEGIAN KRONER)

                                                                 GROUP                    PARENT
                                                        -----------------------   -----------------------
                                                 NOTE      2000         1999         2000         1999
                                                 ----   ----------   ----------   ----------   ----------
EQUITY AND LIABILITIES
EQUITY
PAID-IN CAPITAL
Share capital..................................    7     5,232,000    4,627,200    5,232,000    4,627,200
Share premium reserve..........................    7     4,268,969    4,958,789    7,752,162    5,756,008
                                                        ----------   ----------   ----------   ----------
TOTAL EQUITY...................................          9,500,969    9,585,989   12,984,162   10,383,208
LIABILITIES
CURRENT LIABILITIES
Liabilities to financial institutions..........         10,000,000                10,000,000
Accounts payable...............................          1,913,039      455,402    1,877,210      455,402
Social security, VAT and other.................          2,377,684    1,575,454    2,377,684    1,524,146
Advances from customers........................            937,864      699,144      937,864      699,144
Holiday pay etc................................          1,689,234    1,254,136    1,689,234    1,254,136
Other short-term liabilities...................          4,672,634    2,098,962    2,791,046      105,079
                                                        ----------   ----------   ----------   ----------
TOTAL CURRENT LIABILITIES......................         21,590,455    6,083,098   19,673,037    4,037,908
                                                        ----------   ----------   ----------   ----------
TOTAL LIABILITIES..............................         21,590,455    6,083,098   19,673,037    4,037,908
                                                        ----------   ----------   ----------   ----------
TOTAL EQUITY AND LIABILITIES...................         31,091,424   15,669,088   32,657,199   14,421,116
                                                        ----------   ----------   ----------   ----------

Stavenger, 20 February 2001


Martin Bekkeheien                Finn Kristensen                  Ole Ertvaag
Chairman of the board
                                 John Raynolds                    Jan E. Pedersen
                                                                  Managing director and
                                                                  member of the board

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule A is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                ADB SYSTEMER ASA
                           ANNUAL ACCOUNTS GROUP 2000
                              CASH FLOW STATEMENT
                             (IN NORWEGIAN KRONER)

                                                                GROUP                      PARENT
                                                      -------------------------   -------------------------
                                               NOTE      2000          1999          2000          1999
                                               ----   -----------   -----------   -----------   -----------
CASH FLOW FROM OPERATING ACTIVITIES
Received payments from sales.................          21,013,774    21,124,469    15,780,671    20,417,866
Payments for purchased goods and services....         (16,294,171)   (9,365,567)  (10,892,126)  (10,105,651)
Payments for salaries, soc. security tax and
  tax deducted...............................         (28,698,995)  (17,411,492)  (21,148,974)  (16,961,955)
Received interest............................             818,121       368,083     1,524,322       530,607
Interest payments............................            (878,916)      (41,153)     (324,773)      (43,145)
Paid tax and government taxes................                          (870,442)                   (870,442)
Payments for investments in other
  companies..................................                          (148,894)                   (235,810)
                                                      -----------   -----------   -----------   -----------
1) NET CASH FLOW FROM OPERATING ACTIVITIES...         (24,040,187)   (6,344,996)  (15,060,880)   (7,268,530)
CASH FLOW FROM INVESTING ACTIVITIES
Increased loans to subsidiaries..............                                     (10,895,642)   (1,006,196)
Changes in other receivables.................                           332,244
Investments in tangible fixed assets.........          (2,120,710)   (3,023,273)     (562,055)   (1,279,939)
                                                      -----------   -----------   -----------   -----------
NET CASH FLOW FROM INVESTING ACTIVITIES......          (2,120,710)   (2,691,029)  (11,457,697)   (2,286,135)
Cash flow from financing activities
Increase in equity...........................          23,328,599     4,271,450    23,328,599     4,271,450
Increase in debt.............................          10,000,000                  10,000,000
Currency exchange differences................            (104,074)       45,379
                                                      -----------   -----------   -----------   -----------
NET CASH FLOW FROM FINANCING ACTIVITIES......          33,224,525     4,316,829    33,328,599     4,271,450
Net change in cash and cash equivalents......           7,063,628    (4,719,196)    6,810,022    (5,283,215)
Cash and cash equivalents at the beginning of
  period.....................................           3,649,235     8,368,431     3,085,216     8,368,431
                                                      -----------   -----------   -----------   -----------
CASH AND CASH EQUIVALENTS AT THE END OF
  PERIOD.....................................          10,712,863     3,649,235     9,895,238     3,085,216
1) RECONCILIATION:
Profit/(loss) before taxes...................         (31,052,662)  (10,836,944)  (28,739,128)   (9,565,934)
Taxes paid...................................                   0      (870,442)            0      (870,442)
Depreciation.................................           1,897,884     1,589,009     1,613,085     1,574,079
Write downs of receivables, shares and
  tangible assets............................           2,247,622                   8,460,034
Changes in accounts receivables..............          (2,717,021)    3,169,913    (2,022,119)    2,985,937
Changes in accounts payables.................           1,457,637      (378,463)    1,421,808      (378,463)
Amounts classified as investing-/financing
  activities.................................                          (148,894)            0      (235,810)
Changes in other balance sheet items.........           4,126,353     1,130,825     4,205,440      (777,897)
                                                      -----------   -----------   -----------   -----------
NET CASH FLOW FROM OPERATING ACTIVITIES......         (24,040,187)   (6,344,996)  (15,060,880)   (7,268,530)

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule A is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                ADB SYSTEMER ASA
                           ANNUAL ACCOUNTS GROUP 2000
                             (IN NORWEGIAN KRONER)

NOTE 1  ACCOUNTING PRINCIPLES

     The financial statements, which have been prepared by the company's boards of directors and management, should be read in conjunction with the report of the board of directors and the audit report. The financial statements, which have been presented in compliance with the Norwegian Companies Act, the Norwegian Accounting Act and Norwegian generally accepted accounting principles in effect as of 31 December 2000, consist of the profit and loss account, balance sheet, cash flow statement and notes to the accounts.

ACCOUNTING PRINCIPLES.

     The financial statements have been prepared based on the fundamental principles governing historical cost accounting, comparability, continued operations, congruence and caution. Transactions are recorded at their value at the time of the transaction. Income is recognized at the time of delivery of goods or services sold. Costs are expensed in the same period as the income to which they relate is recognized.

     When applying the basic accounting principles and presentation of transactions and other issues, a "substance over form" view is taken. Contingent losses which are probable and quantifiable are taken to cost. The different accounting principles are further commented on below.

REVENUE RECOGNITION/COST RECOGNITION (MATCHING)

     Revenue is recognised when it is earned. Usually this is at the time of the transaction and the revenue recognition follows the transaction principle. Costs are recognised in accordance with the matching principle. Costs accrued to create income are matched with the income. Costs that can not be directly related to income are expensed as incurred.

ASSETS/LIABILITIES

     Assets/liabilities linked to the operating cycle as well as receivables/liabilities which are due within one year are classified as current assets/liabilities. Current assets/current liabilities are valued at the lower/higher value of cost and net realizable value. Net realizable value is defined as expected sales price less expected cost of sale.

     Other assets are classified as fixed assets. Fixed assets are entered in the accounts at original cost, with deductions for accumulated depreciation. If the fair value of a fixed asset is lower than book value, and the decline in value is not temporary, the fixed asset will be written down to fair value. Similar rules normally apply for liabilities.

FIXED ASSETS

     Fixed assets are entered in the accounts at original cost, with deductions for accumulated depreciation. Based on the acquisition cost, straight line depreciation is applied over the economic life of the fixed assets.

RECEIVABLES

     Receivables are accounted for at face value with deductions for expected loss.

FOREIGN CURRENCIES

     Receivables and liabilities in foreign currencies are valued at the exchange rate as at the balance sheet date.

DEFERRED TAX ASSET

     In compliance with the principles in the new accounting act, the company has entered deferred tax asset into the accounts. (ref. note 6) Deferred tax is calculated based on temporary differences between book values and tax basis for

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule A is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                ADB SYSTEMER ASA
                   ANNUAL ACCOUNTS GROUP 2000 -- (CONTINUED)
                             (IN NORWEGIAN KRONER)

assets and liabilities at year end. For the purposes of calculating deferred tax, nominal tax rates are used. Taxable and deductible temporary differences are offset to the extent they reverse within the same time-frame.

     Temporary differences that will constitute a future tax deduction give rise to a deferred tax asset. Change in deferred tax liability and deferred tax asset, together with taxes payable for the fiscal year adjusted for errors in previous years tax calculations constitutes taxes for the year.

     Deferred tax assets is not included in the consolidated balance sheet for loss carried forward from the subsidiaries.

RESEARCH AND DEVELOPMENT COST

     The company is expensing all cost related to research and development. The report of the board of directors have more information.

NOTE 2  SEGMENT INFORMATION

     The company income is related to markets in Norway, US, UK and Canada. In these markets, the company operates within the following market segments; Oil & Gas, public sector and the process industry. Their income is generated from products as WorkMate and Procuremate and services related to these products. The company has also provided development services for their clients. The report of the board of directors have more information.

NOTE 3  SALARIES / NUMBER OF EMPLOYEES / BENEFITS

PAYROLL AND RELATED COST

                                                           PARENT                     GROUP
                                                   -----------------------   -----------------------
                                                      2000         1999         2000         1999
                                                   ----------   ----------   ----------   ----------
Payroll..........................................  18,310,436   13,542,670   25,636,347   14,043,515
Social security costs............................   2,626,340    1,978,259    2,626,340    1,978,259
Other employee related costs.....................   1,500,833      889,660    1,673,634      889,660
                                                   ----------   ----------   ----------   ----------
Payroll and related costs........................  22,437,609   16,410,589   29,936,322   16,911,434
                                                   ==========   ==========   ==========   ==========

     Average number of employees in the group in 2000.........................49

     The company does not have any pension schemes.

BENEFITS (NORWEGIAN KRONER)

                                                              MANAGING DIRECTOR    BOARD OF DIRECTORS
                                                              -----------------    ------------------
Salary......................................................       805,124                  0
Other benefits..............................................        83,627

     The Managing Director has an option to buy 38 000 shares in the company.

     Chairman of the board and some members of the board of Directors have an option to buy shares in the company. Ref. note 7.

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule A is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                ADB SYSTEMER ASA
                   ANNUAL ACCOUNTS GROUP 2000 -- (CONTINUED)
                             (IN NORWEGIAN KRONER)

AUDIT

     The audit fee for 2000 for the parent company was 75 000 NOK. The fees for other services provided by the auditor was 151 333 NOK.

NOTE 4  SUBSIDIARY

                                                                            COMPANY
                                                              ------------------------------------
                                                              ADB SYSTEMS INC.    ADB SYSTEMS LTD.
                                                              ----------------    ----------------
FORMAL INFORMATION
Time of acquisition.........................................  October 1998        July 2000
Business office.............................................  Houston, USA        Guildford, UK
Ownership share.............................................  100%                100%
Voting share................................................  100%                100%

     The parent company's shares in ADB Systems Inc. are written down to NOK 0 due to the board of directors decision to close down the subsidiary.

NOTE 5  TANGIBLE FIXED ASSETS AND INTANGIBLE ASSETS -- PARENT COMPANY

                                                                           31.12.2000
                                                         ----------------------------------------------
                                                         MACHINERY,
                                                         PLANT AND                BUILDINGS
                                                         EQUIPMENT    GOODWILL     AND ART      TOTAL
                                                         ----------   ---------   ---------   ---------
Cost as at 1.1.........................................  5,016,355    1,230,000    943,738    7,190,093
+ additions during the year............................    562,055                              562,055
                                                         ---------    ---------    -------    ---------
ACQUISITION COST AS OF 31.12...........................  5,578,410    1,230,000    943,738    7,752,148
Accumulated depreciation as of 01.01...................  2,573,354    1,039,167               3,612,521
+ depreciation for the year............................  1,422,257      190,833               1,613,090
Accumulated depreciation as at 31.12...................  3,995,611    1,230,000               5,225,611
                                                         ---------    ---------    -------    ---------
NET BOOK VALUE AS OF 31.12.............................  1,582,799            0    943,738    2,526,537

Depreciation plan......................................     20-30%          33%

     The company has leases in the amount of NOK 2 145 619. The building rent in Sola amounts to NOK 1 122 999,-and in Tonsberg amounts to NOK 249 934. The rest of the lease amount is related to computer equipment.

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule A is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                ADB SYSTEMER ASA
                   ANNUAL ACCOUNTS GROUP 2000 -- (CONTINUED)
                             (IN NORWEGIAN KRONER)

TANGIBLE FIXED ASSETS AND INTANGIBLE ASSETS -- GROUP

                                                        MACHINERY,
                                                        PLANT AND                BUILDINGS
                                                        EQUIPMENT    GOODWILL     AND ART      TOTAL
                                                        ----------   ---------   ---------   ----------
Cost as at 1.1........................................  5,227,819    2,819,456    943,738     8,991,013
+ additions during the year...........................  2,120,710                             2,120,710
                                                        ---------    ---------    -------    ----------
ACQUISITION COST AS OF 31.12..........................  7,348,529    2,819,456    943,738    11,111,723
Accumulated depreciation as of 01.01..................  2,588,279    1,039,167                3,627,446
+ depreciation for the year...........................  2,071,104    1,780,284                3,851,388*
Accumulated depreciation as at 31.12..................  4,659,383    2,819,456                7,478,834
                                                        ---------    ---------    -------    ----------
NET BOOK VALUE AS OF 31.12............................  2,689,146            0    943,738     3,632,889
                                                        ---------    ---------    -------    ----------

Depreciation plan.....................................     20-30%          33%

---------------

* Goodwill in ADB Systems Inc. is written down as a result of the decision to close down the subsidiary. In addition, it is carried out an extraordinary depreciation on tangible assets due to an evaluation of actual value. These numbers amounts to NOK 1 953 504,- and are presented in the profit and loss account as restructuring costs. The rest of the amount, NOK 1 897 884,-, is presented as depreciation in the profit and loss account.

NOTE 6  TAXES

                                                                       PARENT
                                                              -------------------------
                                                                 2000           1999
                                                              -----------    ----------
CURRENT TAX:
Profit (loss) before taxes and extraordinary items..........  (28,739,128)   (9,565,934)
Permanent differences.......................................      126,689        62,193
Changes in temporary differences............................   11,436,304       492,950
                                                              -----------    ----------
Basis for current tax.......................................  (17,176,135)   (9,010,791)
                                                              -----------    ----------
Tax 28%
                                                              -----------    ----------
CURRENT TAX.................................................            0             0
TAX EXPENSE FOR THE YEAR
Deferred tax -- gross changes...............................   (8,011,483)   (2,661,047)
                                                              -----------    ----------
TOTAL TAX EXPENSE FOR THE YEAR..............................   (8,011,483)   (2,661,047)
                                                              ===========    ==========

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule A is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                ADB SYSTEMER ASA
                   ANNUAL ACCOUNTS GROUP 2000 -- (CONTINUED)
                             (IN NORWEGIAN KRONER)

SPECIFICATION OF THE BASIS FOR DEFERRED TAXES -- PARENT COMPANY

                                                                 2000           1999
                                                              -----------    ----------
OFFSETTING DIFFERENCES:
Fixed assets................................................     (784,219)     (335,785)
Accounting differences......................................  (10,987,870)
Loss carry forward..........................................  (26,186,926)   (9,010,791)
                                                              -----------    ----------
TOTAL.......................................................  (37,959,015)   (9,346,576)
                                                              ===========    ==========
DEFERRED TAX LIABILITY/DEFERRED TAX ASSET...................  (10,628,524)   (2,617,041)

     Tax loss carry forwards expire in 2009.

SPECIFICATION OF THE BASIS FOR DEFERRED TAXES -- GROUP

                                                                  2000           1999
                                                              ------------    -----------
OFFSETTING DIFFERENCES:
Fixed assets................................................      (784,219)      (355,785)
Accounting differences......................................   (10,987,870)
Loss carry forward*.........................................   (26,186,926)   (10,200,821)
                                                              ------------    -----------
TOTAL.......................................................   (37,959,015)   (10,536,606)
                                                              ============    ===========
DEFERRED TAX LIABILITY/DEFERRED TAX ASSET...................   (10,628,524)    (3,045,452)
TAX EXPENSE -- GROUP
Deferred tax -- gross changes...............................    (7,583,072)    (3,089,458)

---------------

* Loss carried forward is only calculated for in the parent company. The board of directors has decided to close down ADB Systems Inc. and loss carried forward in ADB Systems Ltd. is not calculated for when deferred tax assets were estimated. Loss carried forward in ADB Systems Ltd. amounts
  NOK 3,433,700,-.

NOTE 7  EQUITY AND SHAREHOLDER INFORMATION -- PARENT COMPANY

                                                                            SHARE PREMIUM
                                                           SHARE CAPITAL       RESERVE          TOTAL
                                                           -------------    -------------    -----------
EQUITY AS AT 01.01.2000..................................    4,627,200         5,756,008      10,383,208
Increase in capital......................................      604,800        23,544,000      24,148,800
Cost related to share issue..............................                       (820,201)       (820,201)
Profit (loss) (after dividend)...........................                    (20,727,645)    (20,727,645)
                                                             ---------       -----------     -----------
EQUITY AS AT 31.12.2000..................................    5,232,000         7,752,162      12,984,162

SHARE CAPITAL AND INFORMATION ABOUT SHAREHOLDERS

     The share capital consist of one class of shares. Each share gives the same rights in the company. Nominal value per share is NOK 1,-.

     As at 31.12.00, the company had issued options to buy 1 081 600 shares. 381 600 of them are issued to employees and members of the board. The strike price on the option is NOK 31 for 199 000 of them and NOK 40 for the rest

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule A is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                ADB SYSTEMER ASA
                   ANNUAL ACCOUNTS GROUP 2000 -- (CONTINUED)
                             (IN NORWEGIAN KRONER)

(182 600). In addition, the company has issued an option to buy 700 000 sharees with the strike price NOK 31 to funds managed by Lime Rock Partners.

EQUITY GROUP

Equity as at 01.01..........................................    9,585,989
Increase in capital Parent company..........................   24,148,800
Costs related to share issue................................     (820,201)
Profit (loss) (after dividend)..............................  (23,469,590)
Intercompany unrealized currency gain 160,045...............      160,045
Currency differences related to the consolidation...........     (104,074)
                                                              -----------
EQUITY AS AT 31.12.2000.....................................    9,500,969
                                                              ===========

SHARES AND OPTIONS OWNED BY THE BOARD OF DIRECTORS

NAME                                                          POSITION            SHARES      OPTIONS
----                                                    ---------------------    ---------    -------
Martin Bekkeheien.....................................  Chairman of the board       17,000    12,000
Jan Edvin Pedersen....................................  Managing director          967,638    38,000
John Reynolds.........................................  Member of the board                    7,500
Finn Kristensen.......................................  Member of the board         43,000     7,500
                                                                                 ---------    ------
  Total...............................................                           1,027,638    65,000
                                                                                 =========    ======

SHARES AND OPTIONS OWNED BY THE MANAGEMENT IN ADB SYSTEMER ASA AS OF 31 DECEMBER 2000

NAME                                                           POSITION           SHARES     OPTIONS
----                                                     ---------------------    -------    -------
Jan Edvin Pedersen.....................................  Managing director        967,638     38,000
Jone Skaara............................................  CFO                                  60,000
Erik Wang..............................................  Sales director                       10,000
Jan Harestad...........................................  Technical director        12,250      8,000
                                                                                  -------    -------
  Total................................................                           979,888    116,000
                                                                                  =======    =======

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule A is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                ADB SYSTEMER ASA
                   ANNUAL ACCOUNTS GROUP 2000 -- (CONTINUED)
                             (IN NORWEGIAN KRONER)

LIST OF SHAREHOLDERS WITH AN OWNERSHIP MORE THAN 1% OF THE PARENT COMPANY AS OF 31 DECEMBER 2000

                                                               NUMBER
NAME                                                          OF SHARES    PERCENTAGE
----                                                          ---------    ----------
Jan Edvin Pedersen..........................................    967,638       18.49%
Riverside Investments LLC...................................    753,210       14.40%
Svenska Handelsbanken S.A...................................    361,888        6.92%
AIG Private Bank Ltd........................................    342,728        6.55%
Sandnes Investering ASA.....................................    314,754        6.02%
Svenska Handelsbanken Depot (Cognition Ventures)............    200,000        3.82%
Sirius AS...................................................    187,451        3.58%
Per Ove Sondena.............................................    180,159        3.44%
Arne Hellesto...............................................    138,190        2.64%
Amund Myklebost.............................................    117,961        2.25%
Globus SMB..................................................    116,555        2.23%
Arne Hellesto AS............................................    103,332        1.98%
Sten Dueland................................................     77,670        1.48%
Karsten Gjersvik............................................     67,954        1.30%
Oystein Birkeland...........................................     62,500        1.19%
Helland Eiendom.............................................     58,000        1.11%
                                                              ---------    ---------
  Total.....................................................  4,049,990    5,232,000
                                                              =========    =========

NOTE 8  EARNING PER SHARE

                                                                 2000           1999
                                                              -----------    ----------
Profit (loss) for the year..................................  (23,469,590)   (7,747,486)
Weighted average number of outstanding ordinary shares......    4,929,600     4,602,700
Purchase options............................................    1,081,600       840,200
Weighted average number of outstanding ordinary shares
  included options..........................................    4,929,600     4,602,700
Earnings per share..........................................        (4.76)        (1.68)
Diluted earnings per share:.................................        (4.76)        (1.68)

     The strike price on the options are almost similar to the average market price of the shares in 2000 because of this the diluted earning per share is similar to the earning per share. ADB Systemer ASA has as at 31.12.2000, 1 081 600 options outstanding.

NOTE 9  FINANCIAL MARKET RISK

     ADB systemer ASA has their main income and costs in NOK. The development in currency exchange rates has due to this, not had any material impact on the company.

     The company has a short term liability to a financial institution and therefore exposed for fluctuations in the interest.

     The company needs new capital to continue the growth.

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule A is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                ADB SYSTEMER ASA
                   ANNUAL ACCOUNTS GROUP 2000 -- (CONTINUED)
                             (IN NORWEGIAN KRONER)

NOTE 10  BANK DEPOSITS, CASH IN HAND, ETC.

     NOK 1 076 829,- of the total cash at bank is restricted to meet the liability arising from payroll taxes withheld.

     In addition, NOK 5 000 000,- of the total cash at bank is restricted and serves as a security in the bank for the interest bearing debt.








   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule A is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                   SCHEDULE B

             CONSOLIDATED ("GROUP") AND NONCONSOLIDATED ("PARENT")
                   FINANCIAL STATEMENTS FOR ADB SYSTEMER ASA
            FOR THE FINANCIAL YEARS ENDED DECEMBER 31, 1999 AND 1998
                       (ALL FIGURES IN NORWEGIAN KRONER)

                                ADB SYSTEMER ASA
                             ANNUAL REPORT FOR 1999

NATURE OF THE ACTIVITY

     ADB systemer ASA ("ADB") operates exclusively as a software house specializing in product development and the implementation of solutions for clients, mainly in the offshore and energy sectors.

     The Company's main product is WorkMate(R), a state-of-the-art IT tool for Procurement, Materials Management and Maintenance. The product has already established itself as a market leader for the companies operating on the Norwegian continental shelf and has also gained recognition internationally.

     ADB has its headquarters in the municipality of Sola near Stavanger. It also has branches in Tonsberg and in the UK, and a subsidiary company, ADB Systems Inc., in Houston, Texas.

BACKGROUND INFORMATION ON THE ACCOUNTS

     The ADB Group is made up of the parent company, ADB systemer ASA, and the wholly-owned subsidiary ADB Systems Inc.

     In 1999 the Group registered a turnover of NOK 18.1 million. This was NOK
8.0 million less than in the preceding year, representing a reduction of 31%.

     The operating result was a loss of NOK 11.2 million, i.e. a fall of NOK
13.8 million compared with 1998. The ordinary result for 1999 was a loss of NOK
7.7 million. The Directors are not happy with the year's results.

     The Directors have based the Annual Accounts on the assumption of continued operations, since they believe that the Company has met its main objectives and no other circumstances relating to the development and operations of the Company suggest doing otherwise. The Directors believe that the Company is in a sound financial position. The Group's equity-to-assets ratio was 61% at year-end.

ADB SYSTEMER ASA
     For the parent company 1999 was a difficult year, in which sales suffered a decline. The unusually low oil price at the end of 1998 resulted in very modest IT investment budgets in 1999 for operators and service companies in the offshore sector, which constitute ADB's main target clients. There was also a slump in investments in the IT market generally in the second half of the year in anticipation of the year 2000. At the same time, large numbers of the Company's consultancy staff were assigned as a matter of priority to non-income-generating training or support functions for the newly established distribution partners in the UK, Canada and the US. Consequently sales, at NOK
17.6 million, were down by NOK 8.5 million (-33%) compared with the previous year.

     Costs were at a higher level in 1999 than in the preceding year. The Directors made a conscious decision to continue building up the Company despite the weaker trend in income. Certain cost-saving measures were taken, where this did not hamper corporate growth. Substantial sums were spent on internationalisation, a continued very high level of product development, further organizational expansion and the setting-up of a new quality system. The total time spent on further refinements of WorkMate and the Company's new e-commerce solution came to 31,000 hours in 1999.

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule B is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

     The operating result saw a deterioration of NOK 12.7 million in 1999, resulting in a deficit of NOK 10.1 million. The Company's liquidity position at year-end was satisfactory.

ADB SYSTEMS INC.
     The subsidiary company ADB Systems Inc. recorded a turnover of NOK 1.1 million. Its ordinary result was a loss of NOK 0.8 million. 1999 was the subsidiary's first year of operations and, in view of that fact, the Directors are very pleased with its performance.

ORGANIZATION AND STAFFING

     The ADB Group increased the number of its employees in 1999 from 36 to 42. Of these, 32 work in Sola, 7 in Tonsberg, 1 in the UK and 2 in Houston. Twenty-nine of the staff work on systems development, four are attached to the Support Center and nine are involved in sales and administration.

     Throughout the year the Company spent substantial amounts on skills enhancement for its staff. This particularly applies to Internet-based business-to-business solutions, in which the Company sees major opportunities for the future.

     With effect from January 1 2000 ADB Systems Inc. took over the business as well as the five employees of the Consulting Services Division of the company Bonner & Moore Associates Inc.

WORK ENVIRONMENT

     287 days were lost on account of sickness in 1999. This corresponds to around 3.1% of total working time in the period under review. No serious work-related accidents or injuries occurred or were reported during the year.

     The Directors believe that the work environment is satisfactory. However, they are assessing on-going needs to improve working conditions. The Company's Work Environment Committee met regularly throughout 1999 and introduced a series of improvements.

EXTERNAL ENVIRONMENT

     ADB's activities do not affect the external environment.

FUTURE PROSPECTS

     1999 was an eventful and important year for ADB, despite the picture that might be suggested by the results. Intense efforts were devoted to product development in the area of Internet-based business-to-business solutions and internationalisation. This goal-directed activity has laid a firm foundation for further growth and expansion.

E-COMMERCE
     The rapid expansion and acceptance of the Internet as a channel of communication for electronic commerce has opened up major new opportunities for ADB. As a leading supplier of advanced procurement systems, ADB has valuable expertise in the formulation of Internet-based business-to-business solutions. During 1999 the Company devoted considerable resources to developing WorkMate E-commerce.

     WorkMate E-commerce is a pioneering plug-in solution, which in a simple and elegant manner quickly enables large ERP-intensive clients to make use of business-to-business solutions with their suppliers via the Internet. The product will be an excellent tool for opening up exciting new markets for WorkMate. ADB intends to devote substantial resources in 2000 to the international marketing and sale of WorkMate E-commerce.

     Thanks to the groundwork laid down in 1999, ADB was able to announce on February 15 2000 that BP Amoco was the first client to have adopted the product. ADB has high expectations for this solution, which it hopes to sell on the global market.

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule B is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

INTERNATIONALISATION
     Prior to 1999 ADB's activities focused exclusively on the Norwegian market. The subsidiary company ADB Systems Inc. became operational on January 1 1999 and acquired its first client in Houston in August. The same month also saw its first sale in Canada, through the distributor Explorer Software Solutions. WorkMate was officially launched on the UK market at the Offshore Europe 99 Fair in Aberdeen in September, with the signing of a distribution agreement with Absoft Ltd.

     On January 4 2000 ADB Systems Inc. announced that with effect from January 1 2000 the Company had taken over the business, including the product known as "Compass", and the five employees of the Consulting Services Division of Bonner & Moore Associates Inc. The client base that came with the acquisition is substantial and covers a very wide geographical area, with operations in the US, Canada, Australia, New Zealand, Central and South America, Europe, the Middle East and Africa. Many of the clients are large users, where there is considerable potential for converting from Compass to WorkMate. They will provide an important base for ADB's further international expansion.

     Most of the growth in turnover in 2000 is expected to come from sales outside Norway, in particular the UK, Canada and the US. The work undertaken in 1999 on establishing sales and implementation partners promises to yield good results in the period ahead.

RESULT FOR THE YEAR AND ACCOUNTING OPERATIONS

     It is proposed that ADB systemer ASA's deficit for the year, amounting to NOK 6,904.887, be treated as follows:

     Transfer from other equity capital NOK 3,684,715

     Transfer from share premium reserve NOK 3,220,172

     Total equity capital as at 31.12.99 NOK 10,383,208

     Group's equity capital entered in the accounts NOK 9,585,989

                            Stavanger, March 2 2000

                    The Board of Directors, ADB systemer ASA

---------------  ---------------  -----------------  ------------------
Tore Tonne       Finn Kristensen  Karstein Gjersvik  Jan Edvin Pedersen
Chairman, Board  Board Member     Board Member       Board Member and
of Directors                                         Managing Director

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule B is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

[KPMG LOGO]

                   KPMG AS
                   P.O. Box 57                           Petroleumsveien 6                     Telephone +47 51 57 82 00
                   N-4064 Stavanger                      N-4033 Stavanger                      Fax +47 51 57 12 29
                                                                                               Enterprise NO 935 174 627

To the Annual Shareholder's Meeting of ADB Systemer ASA

                            AUDITORS REPORT FOR 1999

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS
We have audited the annual financial statements of ABD Systemer ASA as of 31 December 1999, showing a loss of NOK 6 904 877 for the parent company and a loss of NOK 7 747 485 for the group. We have also audited the information in the Board of Directors' report concerning the financial statements, the going concern assumption, and the proposal for the coverage of the loss. The financial statements compromise the balance sheet, the statements of income and cash flows, the accompanying notes and the group accounts. These financial statements are the responsibility of the Company's Board of Directors. Our responsibility is to express an opinion on these financial statements and other information according to the requirements of the Norwegian Act on Auditing and Auditors.

BASIS OF OPINION
We conducted our audit in accordance with the Norwegian Act on Auditing and Auditors and good auditing practice in Norway. Good auditing practice require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. To the extent required by law and good auditing practice an audit also comprises a review of the management of the Company's financial affairs and its accounting and internal control systems. We believe that our audit provides a reasonable basis for our opinion.

OPINION
In our opinion:

- the financial statements are prepared in accordance with law and regulations and present the financial position of the Company and of the Group as of December 31, 1999, and the results of its operations and its cash flows for the year then ended, in accordance with good accounting practice in Norway

- the company's management has fulfilled its duty to produce a proper and clearly set out registration and documentation of accounting information in accordance with law and good accounting practice

- the information in the Board of Directors' report concerning the financial statements, the going concern assumption, and the proposal for coverage of the loss are consistent with the financial statements and comply with the law and regulations.

Stavenger, 2 March 2000
KPMG AS
Jay W. Grytten
State Authorised Public Accountant
Note: This translation from Norwegian has been prepared for the information purposes only

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule B is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                ADB SYSTEMER ASA
                           ANNUAL ACCOUNTS GROUP 1999
                            PROFIT AND LOSS ACCOUNT
                             (IN NORWEGIAN KRONER)

             PARENT                                                                        GROUP
    ------------------------                                                      ------------------------
       1999          1998                                                  NOTE      1999          1998
    -----------   ----------                                               ----   -----------   ----------
     17,557,275   26,088,987    Sales/revenues..........................   1,2     18,079,910   26,088,987
    -----------   ----------                                                      -----------   ----------
     17,557,275   26,088,987    TOTAL OPERATING INCOME..................           18,079,910   26,088,987
         96,437       91,803    Materials...............................              293,620       91,803
     16,410,589   14,290,829    Payroll and related cost................     3     16,911,434   14,290,829
      1,574,079    1,026,118    Depreciation............................     6      1,589,009    1,026,118
      9,529,566    8,072,684    Other operating expenses................     6     10,449,721    8,072,684
    -----------   ----------                                                      -----------   ----------
    (10,053,396)   2,607,553    OPERATING PROFIT (LOSS).................          (11,163,874)   2,607,553
                                Interest received from group
         81,544            0    companies...............................                    0            0
        449,063      382,890    Other financial income..................              368,083      382,890
        (43,145)     (55,916)   Other financial expenses................              (41,153)     (55,916)
    -----------   ----------                                                      -----------   ----------
                                PROFIT (LOSS) BEFORE TAXES AND
     (9,565,934)   2,934,527    EXTRAORDINARY ITEMS.....................          (10,836,944)   2,934,527
     (2,661,047)     865,837    Tax on ordinary result..................     7     (3,089,458)     865,837
    -----------   ----------                                                      -----------   ----------
     (6,904,887)   2,068,690    PROFIT (LOSS) FOR THE YEAR..............           (7,747,485)   2,068,690
    ===========   ==========                                                      ===========   ==========
                                PROFIT (LOSS) FOR THE YEAR IS
                                DISTRIBUTED AS FOLLOWS:
     (3,684,715)   2,068,690    Other equity
     (3,220,172)           0    From share premium reserve
    -----------   ----------
     (6,904,887)   2,068,690    TOTAL DISTRIBUTED
    ===========   ==========

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule B is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                ADB SYSTEMER ASA
                           ANNUAL ACCOUNTS GROUP 1999
                           CONSOLIDATED BALANCE SHEET
                             (IN NORWEGIAN KRONER)

            PARENT                                                                         GROUP
    -----------------------                                                       -----------------------
      31.12        01.01                                                            31.12        01.01
       1999         1999                                                   NOTE      1999         1999
    ----------   ----------                                                ----   ----------   ----------
                               ASSETS
                               FIXED ASSETS

                               INTANGIBLE FIXED ASSETS
     2,617,041                 Deferred tax asset.......................     7     3,045,452
       190,828      600,832    Goodwill.................................     6     1,711,138      600,832
    ----------   ----------                                                       ----------   ----------
     2,807,869      600,832    TOTAL INTANGIBLE FIXED ASSETS............           4,756,590      600,832

                               TANGIBLE FIXED ASSETS
     2,443,001    2,327,144    Machinery and equipment..................     6     2,651,095    2,327,144
       943,738      943,738    Buildings................................     6       943,738      943,738
    ----------   ----------                                                       ----------   ----------
     3,386,739    3,270,882    TOTAL TANGIBLE FIXED ASSETS..............           3,594,833    3,270,882

                               FINANCIAL FIXED ASSETS
        86,916       36,916    Investments in subsidiaries..............     4                     36,916
       294,118      108,308    Investments in shares....................     5       294,118      108,308
     1,338,440                 Loans to group companies.................
                    332,244    Other receivables........................                          332,244
    ----------   ----------                                                       ----------   ----------
     1,719,474      477,468    TOTAL FINANCIAL FIXED ASSETS.............             294,118      477,468
    ----------   ----------                                                       ----------   ----------
     7,914,082    4,349,182    TOTAL FIXED ASSETS.......................           8,645,541    4,349,182

                               CURRENT ASSETS
                               RECEIVABLES
     2,249,864    6,259,398    Accounts receivables.....................           3,089,485    6,259,398
     1,023,597                 Receivables from group companies.........
       148,357       44,136    Other receivables........................             284,819       44,136
    ----------   ----------                                                       ----------   ----------
     3,421,818    6,303,534    TOTAL RECEIVABLES........................           3,374,304    6,303,534
     3,085,216    8,368,431    Bank deposits, cash in hand, etc.........    12     3,649,243    8,368,431
    ----------   ----------                                                       ----------   ----------
     6,507,034   14,671,965    TOTAL CURRENT ASSETS.....................           7,023,547   14,671,965
    ----------   ----------                                                       ----------   ----------
    14,421,116   19,021,147    TOTAL ASSETS.............................          15,669,088   19,021,147
    ==========   ==========                                                       ==========   ==========

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule B is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                ADB SYSTEMER ASA
                           ANNUAL ACCOUNTS GROUP 1999
                           CONSOLIDATED BALANCE SHEET
                             (IN NORWEGIAN KRONER)

            PARENT                                                                         GROUP
    -----------------------                                                       -----------------------
      31.12        01.01                                                            31.12        01.01
       1999         1999                                                   NOTE      1999         1999
    ----------   ----------                                                ----   ----------   ----------
                               EQUITY AND LIABILITIES
                               EQUITY

                               PAID-IN CAPITAL
     4,627,200    4,578,200    Share capital............................     8     4,627,200    4,578,200
     5,756,008    4,753,730    Share premium reserve....................     8     4,958,789    4,753,730
    ----------   ----------                                                       ----------   ----------
    10,383,208    9,331,930    TOTAL PAID-IN CAPITAL....................           9,585,989    9,331,930

                               RETAINED EARNINGS
                  3,684,715    Other equity.............................     8                  3,684,715
    ----------   ----------                                                       ----------   ----------
                  3,684,715    TOTAL RETAINED EARNINGS..................                        3,684,715
    ----------   ----------                                                       ----------   ----------
    10,383,208   13,016,645    TOTAL EQUITY.............................           9,585,989   13,016,645

                               LIABILITIES
                               PROVISIONS
                     44,006    Deferred tax.............................     7                     44,006
    ----------   ----------                                                       ----------   ----------
                     44,006    TOTAL PROVISIONS.........................                           44,006

                               CURRENT LIABILITIES
       455,402      833,865    Accounts payable.........................             455,402      833,865
             0      870,442    Tax payable..............................     7                    870,442
     1,524,146    2,243,282    Social security, VAT and other...........           1,575,454    2,243,282
       699,144      824,490    Advances from customers..................             699,144      824,490
     1,254,136    1,086,367    Holiday pay etc..........................           1,254,136    1,086,367
       105,079      102,051    Other short-term liabilities.............           2,098,962      102,051
    ----------   ----------                                                       ----------   ----------
     4,037,908    5,960,496    TOTAL CURRENT LIABILITIES................           6,083,099    5,960,496
    ----------   ----------                                                       ----------   ----------
     4,037,908    6,004,502    TOTAL LIABILITIES........................           6,083,099    6,004,502
    ----------   ----------                                                       ----------   ----------
    14,421,116   19,021,147    TOTAL EQUITY AND LIABILITIES.............          15,669,088   19,021,147
    ==========   ==========                                                       ==========   ==========

Sola, March 2, 2000

Tore Tonne                       Karstein Gjersvik                Jan Edvin Pedersen
Chairman of the board

                                                                  Finn Kristensen

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule B is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                ADB SYSTEMER ASA
                           ANNUAL ACCOUNTS GROUP 1999
                              CASH FLOW STATEMENT
                             (IN NORWEGIAN KRONER)

             PARENT
    -------------------------                                                                   GROUP
       1999          1998                                                                       1999
    -----------   -----------                                                                -----------
                                 CASH FLOW FROM OPERATING ACTIVITIES
     20,417,866    25,625,687    Received payments from sales.............................    21,124,469
    (10,105,651)   (7,754,015)   Payments for purchased goods and services................    (9,365,567)
                                 Payments for salaries, social security tax and tax
    (16,961,955)  (13,427,484)   deducted.................................................   (17,411,492)
        530,607       382,890    Received interest........................................       368,083
        (43,145)      (53,390)   Interest payments........................................       (41,153)
       (870,442)     (821,779)   Paid tax and government taxes............................      (870,442)
       (235,810)      (36,916)   Payments for investments in other companies..............      (148,894)
    -----------   -----------                                                                -----------
     (7,268,530)    3,914,993    1) NET CASH FLOW FROM OPERATING ACTIVITIES...............    (6,344,996)
                                 CASH FLOW FROM INVESTING ACTIVITIES
     (1,006,196)     (332,244)   Payments for loans to subsidiaries
                            0    Changes in other receivables.............................       332,244
     (1,279,939)   (2,870,836)   Investments in tangible fixed assets.....................    (3,023,273)
    -----------   -----------                                                                -----------
     (2,286,135)   (3,203,080)   NET CASH FLOW FROM INVESTING ACTIVITIES..................    (2,691,029)
                                 CASH FLOW FROM FINANCING ACTIVITIES
      4,271,450     1,664,490    Increase in equity.......................................     4,271,450
                            0    Currency exchange differences                                    45,379
    -----------   -----------                                                                -----------
      4,271,450     1,664,490    NET CASH FLOW FROM FINANCING ACTIVITIES..................     4,316,829
     (5,283,215)    2,376,403    Net change in cash and cash equivalents..................    (4,719,196)
      8,368,431     5,992,028    Cash and cash equivalents at the beginning of period.....     8,368,431
    -----------   -----------                                                                -----------
      3,085,216     8,368,431    CASH AND CASH EQUIVALENTS AT THE END OF PERIOD...........     3,649,235
                                 1) RECONCILIATION:
     (9,565,934)    2,934,527    Profit/(loss) before taxes...............................   (10,836,944)
       (870,442)     (821,779)   Taxes paid...............................................      (870,442)
      1,574,079     1,026,118    Depreciation.............................................     1,589,009
      2,985,937      (873,021)   Changes in accounts receivables..........................     3,169,913
       (378,463)      131,225    Changes in accounts payables.............................      (378,463)
       (235,810)      (36,916)   Amounts classified as investing-/financing activities....      (148,894)
       (777,897)    1,554,839    Changes in other balance sheet items.....................     1,130,825
    -----------   -----------                                                                -----------
     (7,268,530)    3,914,993    NET CASH FLOW FROM OPERATING ACTIVITIES..................    (6,344,996)

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule B is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                ADB SYSTEMER ASA
                           ANNUAL ACCOUNTS GROUP 1999
                             (IN NORWEGIAN KRONER)

NOTE 1  ACCOUNTING PRINCIPLES

     The financial statements, which have been prepared by the company's boards of directors and management, should be read in conjunction with the report of the board of directors and the audit report. The company formed a subsidiary towards the end of the year 1998. There were no activity in this company in 1998, and it is therefore first included in the consolidated accounts in 1999.

NEW ACCOUNTING ACT

     The financial statements, which have been presented in compliance with the Norwegian Companies Act, the Norwegian Accounting Act and Norwegian generally accepted accounting principles in effect as of 31 December 1999, consist of the profit and loss account, balance sheet, cash flow statement and notes to the accounts

ACCOUNTING PRINCIPLES

     The financial statements have been prepared based on the fundamental principles governing historical cost accounting, comparability, continued operations, congruence and caution. Transactions are recorded at their value at the time of the transaction. Income is recognised at the time of delivery of goods or services sold. Costs are expensed in the same period as the income to which they relate is recognized.

     When applying the basic accounting principles and presentation of transactions and other issues, a "substance over form" view is taken. Contingent losses which are probable and quantifiable are taken to cost.

     The different accounting principles are further commented on below.

REVENUE RECOGNITION/ COST RECOGNITION (MATCHING)

     Revenue is recognised when it is earned. Usually this is at the time of the transaction and the revenue recognition follows the transaction principle. Costs are recognised in accordance with the matching principle. Costs accrued to create income are matched with the income. Costs that can not be directly related to income are expensed as incurred.

ASSETS/ LIABILITIES

     Assets/ liabilities linked to the operating cycle as well as receivables/liabilities which are due within one year are classified as current assets/ liabilities. Current assets/ current liabilities are valued at the lower/ higher value of cost and net realisable value. Net realisable value is defined as expected salesprice less expected cost of sale.

     Other assets are classified as fixed assets. Fixed assets are entered in the accounts at original cost, with deductions for accumulated depreciation. If the fair value of a fixed asset is lower than book value, and the decline in value is not temporary, the fixed asset will be written down to fair value. Similar rules normally apply for liabilities.

FIXED ASSETS

     Fixed assets are entered in the accounts at original cost, with deductions for accumulated depreciation.

     Based on the acquisition cost, straight line depreciation is applied over the economic life of the fixed assets.

RECEIVABLES

     Receivables are accounted for at face value with deductions for expected loss.

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule B is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                ADB SYSTEMER ASA
                   ANNUAL ACCOUNTS GROUP 1999 -- (CONTINUED)
                             (IN NORWEGIAN KRONER)

FOREIGN CURRENCIES

     Receivables and liabilities in foreign currencies are valued at the exchange rate as at the balance sheet date.

DEFERRED TAX ASSET

     In compliance with the principles in the new accounting act, the company has entered deferred tax asset into the accounts. (ref. note 7) Deferred tax is calculated based on temporary differences between book values and tax basis for assets and liabilities at year end. For the purposes of calculating deferred tax, nominal tax rates are used. Taxable and deductible temporary differences are offset to the extent they reverse within the same time-frame.

     Temporary differences that will constitute a future tax deduction give rise to a deferred tax asset. Change in deferred tax liability and deferred tax asset, together with taxes payable for the fiscal year adjusted for errors in previous years tax calculations constitutes taxes for the year.

RESEARCH AND DEVELOPMENT COST

     The company is expensing all cost related to research and development. The report of the board of directors have more information.

NOTE 2  SEGMENT INFORMATION

     The company operate within one segment. The product is WorkMate. The company income is mainly related to the home market in 1999. The report of the board of directors have more information.

NOTE 3  SALARIES / NUMBER OF EMPLOYEES / BENEFITS

PAYROLL AND RELATED COST

                                                                      PARENT               GROUP
                                                             ------------------------    ----------
                                                                1999          1998          1999
                                                             ----------    ----------    ----------
Payroll....................................................  13,542,670    11,786,687    14,043,515
Social security costs......................................   1,978,259     1,799,937     1,978,259
Other employee related costs...............................     889,660       704,205       889,660
                                                             ----------    ----------    ----------
Payroll and related cost...................................  16,410,589    14,290,829    16,911,434
                                                             ==========    ==========    ==========

Average number of employees in 1999..............................................................38

     The company does not have any pension schemes.

BENEFITS (NORWEGIAN KRONER)
                                                                                        BOARD OF
                                                              MANAGING DIRECTOR        DIRECTORS
                                                              -----------------    ------------------
Salary......................................................       711,902                  0
Other benefits..............................................        43,835

     The Managing Director has an option to buy 8 000 shares in the company.

     Members of the board of Directors have options to buy 3 000 shares in the company.

     Chairman of the board has an option to buy 5 000 shares in the company.

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule B is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                ADB SYSTEMER ASA
                   ANNUAL ACCOUNTS GROUP 1999 -- (CONTINUED)
                             (IN NORWEGIAN KRONER)

AUDIT

     The audit fee for 1999 for the parent company was 45 000 NOK. The fees for other services provided by the auditor was 81 647 NOK.

NOTE 4  SUBSIDIARY

COMPANY                                                       ADB SYSTEMS INC.
-------                                                       ----------------
FORMAL INFORMATION
Time of acquisition.........................................  October 1998
Business office.............................................  Houston, USA
Ownership share.............................................  100%
Voting share................................................  100%

     The subsidiary is included in the parent company using the cost method and is consolidated in the group accounts. The subsidiary's booked cost value is NOK 86 916.

NOTE 5  INVESTMENTS IN OTHER COMPANIES

                                                      OWNERSHIP    NUMBER OF    ACQUISITION
                                                        SHARE       SHARES         COST        BOOK VALUE
                                                      ---------    ---------    -----------    ----------
FIXED ASSETS
Digital Consulting International ASA................    2.50%       57,162        294,118       294,118
                                                        -----       ------        -------       -------

NOTE 6  TANGIBLE FIXED ASSETS AND INTANGIBLE ASSETS -- PARENT COMPANY

                                                                           31.12.1999
                                                         ----------------------------------------------
                                                         MACHINERY,
                                                         PLANT AND                BUILDINGS
                                                         EQUIPMENT    GOODWILL     AND ART      TOTAL
                                                         ----------   ---------   ---------   ---------
Cost as at 1.1.........................................  3,736,416    1,230,000    943,738    5,910,154
+ additions during the year............................  1,279,939            0          0    1,279,939
- disposals during the year............................          0            0          0            0
                                                         ---------    ---------    -------    ---------
ACQUISITION COST AS OF 31.12. .........................  5,016,355    1,230,000    943,738    7,190,093
Accumulated depreciation as of 01.01. .................  1,409,273      629,177          0    2,038,450
+ depreciation for the year............................  1,164,079      410,000          0    1,574,079
Accumulated depreciation as at 31.12...................  2,573,354    1,039,172          0    3,612,526
                                                         ---------    ---------    -------    ---------
NET BOOK VALUE AS OF 31.12. ...........................  2,443,001      190,828    943,738    3,577,567
                                                         ---------    ---------    -------    ---------

Depreciation plan......................................     20-30%          33%

     Goodwill is depreciated over 3 years, as this, according to the company's opinion is the economic life the appraisal is based upon. The company has leases in the amount of NOK 1 857 251. The building rent in Sola amounts to NOK 1 029
213. The rest of the lease amount is related to computer equipment.

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule B is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                ADB SYSTEMER ASA
                   ANNUAL ACCOUNTS GROUP 1999 -- (CONTINUED)
                             (IN NORWEGIAN KRONER)

TANGIBLE FIXED ASSETS AND INTANGIBLE ASSETS -- GROUP

                                                        MACHINERY,
                                                        PLANT AND                BUILDINGS
                                                        EQUIPMENT    GOODWILL     AND ART      TOTAL
                                                        ----------   ---------   ---------   ----------
Cost as at 1.1........................................  3,736,411    1,230,000    943,738     5,910,149
+ additions during the year...........................  1,502,963    1,520,310          0     3,023,273
- disposals during the year...........................          0            0          0             0
                                                        ---------    ---------    -------    ----------
ACQUISITION COST AS OF 31.12. ........................  5,239,374    2,750,310    943,738     8,933,422
Accumulated depreciation as of 01.01. ................  1,409,270      629,177          0     2,038,447
+ depreciation for the year...........................  1,179,009      410,000          0     1,589,009
Accumulated depreciation as at 31.12..................  2,588,279    1,039,167          0     3,627,446
                                                        ---------    ---------    -------    ----------
NET BOOK VALUE AS OF 31.12. ..........................  2,651,095    1,711,138    943,738     5,305,971
                                                        ---------    ---------    -------    ----------

Depreciation plan.....................................     20-30%          33%

     Goodwill in subsidiary is not depreciated as the goodwill was acquired in the end of the year 1999.

NOTE 7  TAXES

                                                                       PARENT
                                                              -------------------------
                                                                 1999           1998
                                                              -----------    ----------
CURRENT TAX:
Profit (loss) before taxes and extraordinary items..........   (9,565,934)    2,934,527
Permanent differences.......................................       62,193        80,965
Changes in temporary differences............................      492,950        93,232
                                                              -----------    ----------
Basis for current tax.......................................   (9,010,791)    3,108,724
                                                              -----------    ----------
Tax 28%.....................................................                    870,443
                                                              -----------    ----------
CURRENT TAX.................................................            0       870,443
TAX EXPENSE FOR THE YEAR
Current tax.................................................            0       870,443
Deferred tax -- gross changes...............................   (2,661,047)            0
                                                              -----------    ----------
TOTAL TAX EXPENSE FOR THE YEAR..............................   (2,661,047)      870,443
                                                              ===========    ==========

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule B is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                ADB SYSTEMER ASA
                   ANNUAL ACCOUNTS GROUP 1999 -- (CONTINUED)
                             (IN NORWEGIAN KRONER)

SPECIFICATION OF THE BASIS FOR DEFERRED TAXES -- PARENT COMPANY

                                                              31.12.1999     01.01.1999
                                                              -----------    ----------
OFFSETTING DIFFERENCES:
Fixed assets................................................     (335,785)      172,165
Accounting differences......................................            0       (15,000)
Loss carry forward..........................................   (9,010,791)            0
                                                              -----------    ----------
TOTAL.......................................................   (9,346,576)      157,165
                                                              ===========    ==========
DEFERRED TAX LIABILITY/DEFERRED TAX ASSET...................   (2,617,041)       44,006

     Tax loss carry forwards expire in 2009.

SPECIFICATION OF THE BASIS FOR DEFERRED TAXES -- PARENT COMPANY

                                                               31.12.1999     01.01.1999
                                                              ------------    -----------
OFFSETTING DIFFERENCES:
Fixed assets................................................      (335,785)       172,165
Accounting differences......................................             0        (15,000)
Loss carry forward..........................................   (10,362,781)             0
                                                              ------------    -----------
TOTAL.......................................................   (10,698,566)       157,165
                                                              ============    ===========
DEFERRED TAX LIABILITY/DEFERRED TAX ASSET...................    (3,045,452)        44,006
TAX EXPENSE -- GROUP
Deferred tax -- gross changes...............................    (3,089,458)

NOTE 8  EQUITY AND SHAREHOLDER INFORMATION -- PARENT COMPANY

                                                                  SHARE PREMIUM
                                                  SHARE CAPITAL      RESERVE      OTHER EQUITY     TOTAL
                                                  -------------   -------------   ------------   ----------
REVISED EQUITY AFTER THE EFFECTS OF IMPLEMENTING
  THE NEW ACCOUNTING ACT:
EQUITY AS AT 31.12.1998.........................    4,578,200                       8,438,445    13,016,645
Premium last 10 years (from statutory
  reserve)......................................                    4,753,730      (4,753,730)
                                                    ---------      ----------      ----------    ----------
EQUITY AS AT 01.01.1999.........................    4,578,200       4,753,730       3,684,715    13,016,645
CHANGES IN EQUITY
Increase in capital.............................       49,000         722,450                       771,450
Increase in premium reserve.....................                    3,500,000
Profit (loss) (after dividend)..................                   (3,220,172)     (3,684,715)   (6,904,887)
                                                    ---------      ----------      ----------    ----------
EQUITY AS AT 31.12.1999.........................    4,627,200       5,756,008               0    10,383,208
                                                    =========      ==========      ==========    ==========

     The payment of NOK 3.5 mill. to share premium reserve is related to sale of options.

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule B is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                ADB SYSTEMER ASA
                   ANNUAL ACCOUNTS GROUP 1999 -- (CONTINUED)
                             (IN NORWEGIAN KRONER)

SHARE CAPITAL AND INFORMATION ABOUT SHAREHOLDERS

     The share capital consist of one class of shares.

     As at 31.12.99, the company had issued options to buy 840 200 shares. With a split of 140 200 to employees and Board of Directors and 700 000 to Lime Rock Partners.

EQUITY GROUP

Equity as at 01.01. ........................................  13,016,645
Increase in capital Parent company..........................   4,271,450
Profit (loss) (after dividend)..............................  (7,747,485)
Intercompany unrealized currency gain.......................      80,980
Currency loss related to the consolidation..................     (35,601)
                                                              ----------
EQUITY AS AT 31.12.1999.....................................   9,585,989
                                                              ==========

NOTE 9  EARNING PER SHARE

                                                                 1999         1998
                                                              ----------    ---------
Profit (loss) for the year..................................  (7,747,485)   2,068,690
Weighted average number of outstanding ordinary shares......   4,602,700    4,534,900
Purchase options............................................     840,200
Weighted average number of outstanding ordinary shares
  included options..........................................   4,602,700
Earnings per share..........................................       (1.68)        0.46
Diluted earnings per share:.................................       (1.68)        0.46

     The strike price on the options are almost similar to the average market price of the shares in 1999 because of this the diluted earning per share is similar to the earning per share. ADB Systemer ASA has as per 31.12.1999 840 200 options outstanding. The strike price on the option are NOK 31.

NOTE 10  FINANCIAL MARKET RISK

     ADB systemer ASA have their main income and cost in NOK. The development in currency exchange rates has due to this, not had any material impact on the company in 1999. This will change when the company's activities abroad increase. The company has no interest bearing debt. The company needs new capital to continue the growth.

NOTE 11  DRAWING FACILITIES

                                                                1999
                                                              ---------
Drawing facilities..........................................  3,000,000

     The company has non interest bearing debt as at December 31 1999.

NOTE 12  BANK DEPOSITS, CASH IN HAND, ETC.

     NOK 736 593,- of the total cash at bank is restricted to meet the liability arising from payroll taxes withheld.

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule B is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                   SCHEDULE C

             CONSOLIDATED ("GROUP") AND NONCONSOLIDATED ("PARENT")
                   FINANCIAL STATEMENTS FOR ADB SYSTEMER ASA
             FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2001 AND 2000
                       (ALL FIGURES IN NORWEGIAN KRONER)

                                ADB SYSTEMER ASA
                                2ND QUARTER 2001

FINANCIAL RESULTS

ADB GROUP
     ADB Group achieved revenues of NOK 13.0 million for the first half year of 2001. This is a 5.7% increase from the first half year of 2000. For the second quarter ADB saw revenues of NOK 5.1 million. Although disappointing compared to first quarter revenues of NOK 7.9 million, accumulated revenues for ADB during the first half year was only slightly behind budget.

     The group made a pre-tax loss for the first six months of NOK 6.4 million, of which NOK 5.4 million relates to the second quarter. The result includes restructuring charges of NOK 1.9 million in connection with the closure of the UK office. The operating loss net of restructuring charges was NOK 4.5 million, of which NOK 3.5 million in the second quarter.

NORWAY
     Revenues of ADB Systemer ASA amounted to NOK 11.2 million for the first 6 months, which is a 29% growth from the NOK 8.7 million achieved same period last year. The second quarter saw revenues of NOK 4.3 million, up 7.5% from second quarter of 2000, but trailing the strong first quarter revenues of NOK 6.9 million. Second quarter activities have been negatively affected by many long weekends in connection with public holidays. License revenues for the first six months amounted to NOK 1.6 million (vs. 1.0 million in 2000), of which NOK 0.55 million were achieved in the second quarter.

U.S.A.
     The US operation had revenues of NOK 2.1 million for the first six months (NOK 3.8 million same period last year), of which NOK 0.9 million in the second quarter. The US makes a positive contribution to the bottom line of the group. The activities are related to the Compass system acquired with Bonner & Moore in 2000.

UNITED KINGDOM
     There were no revenues of significance in the UK during the first half year, and the Board decided at the end of June to close down the office. All activities ceased at July 31. One salesman has been retained to maintain the Amec contract and the Dow Chemicals account. The closure resulted in a full write-off of the NOK 8.2 million loan to the subsidiary, as well as a one time charge of NOK 0.5 million. This affected the Group results negatively by NOK 1.9 million, and the result of ADB Systemer ASA by NOK 8.6 million.

BALANCE
     The equity of the Group was as of June 30 NOK 20.6 million. Net of NOK 13.5 million in deferred tax assets the book value of equity was NOK 7.1 million. After the write-off of the loans to the UK, there should be no uncertainty related to any of the other assets. The Group had net cash-holdings of NOK 9.4 million as of June 30. As of March 31 the net cash-holding was negative by NOK
1.7 million. Through the new shares issue ADB received NOK 15.0 million in cash during the second quarter.

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule C is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

HIGH-LIGHTS FROM 2ND QUARTER

     The two most important achievements during the second quarter have been:

- Halden Kommune, the leading IT-city in south-east Norway, had ADB's ProcureMate(TM) software installed. This is the first ASP-based installation ADB has ever made, and the effect in the market of this new important reference is already notable.

- ADB was in July short-listed as vendor of the buy-side application for the Public Market Place initiated by the Programme for e-commerce in the Norwegian Public Sector. Final selection will be made in September/October. ADB is one of two short listed suppliers competing solely for the buy-side application, in addition to five companies tendering for both the market place and the buy-side tool. ADB views the chances of winning as good, since ADB, to our knowledge, has the best and most relevant references within the e-procurement field for public sector.

OUTLOOK

     The entire global IT industry is in turmoil due to uncertainty about the future. Despite a good first quarter, ADB experiences a slower market development than earlier anticipated. In the public services sector, where ADB currently has its main focus, most cities and counties are awaiting the Public Market Place. Once a decision has been made, expected in October, this sector should mature more rapidly, and ADB expects to capture a large market share, given a successful outcome of the tender.

     After the closure of the UK office, the operational risk is reduced significantly. Having shown profitability in Norway in the first quarter, ADB expects to be back into black figures in the fourth quarter. To achieve this, ADB will focus on the Norwegian market as well as supporting the sales person in the UK and the partners in North America. In addition, the ongoing search for a strategic partner for the Company will be continued.

                             THE BOARD OF DIRECTORS

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule C is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                ADB SYSTEMER ASA
                      FINANCIAL STATEMENTS AS OF JUNE 2001
                            PROFIT AND LOSS ACCOUNT
                                  (UNAUDITED)
                             (IN NORWEGIAN KRONER)

             PARENT                                                                        GROUP
    ------------------------                                                      -----------------------
      30.06         30.06                                                           30.06        30.06
       2000         2001                                                             2001         2000
    ----------   -----------                                                      ----------   ----------
     8,656,488    11,174,824    Sales/revenues.................................   13,020,239   12,319,799
    ----------   -----------                                                      ----------   ----------
     8,656,488    11,174,824    TOTAL OPERATING INCOME.........................   13,020,239   12,319,799
        27,972       205,736    Materials......................................      205,736      128,206
     9,613,219     8,158,132    Payroll and related cost.......................   10,196,229   12,379,565
       884,976       659,517    Depreciation...................................      895,357      884,976
     5,512,404     3,954,955    Other operating expenses.......................    6,184,179    8,402,975
                   8,622,131    Restructuring/wind up cost.....................    1,888,020
    ----------   -----------                                                      ----------   ----------
    (7,382,083)  (10,425,647)   OPERATING PROFIT (LOSS)........................   (6,349,282)  (9,475,922)
        99,529       319,028    Interest received from group companies.........                    59,432
        65,768       358,936    Other financial income.........................      360,783       65,768
      (114,193)     (406,071)   Other financial expenses.......................     (406,071)    (114,193)
    ----------   -----------                                                      ----------   ----------
    (7,330,979)  (10,153,754)   PROFIT (LOSS) BEFORE TAXES.....................   (6,394,570)  (9,464,915)
    (2,052,674)   (2,843,051)   Tax on ordinary result.........................   (2,843,051)  (2,820,891)
    ----------   -----------                                                      ----------   ----------
    (5,278,305)   (7,310,703)   PROFIT (LOSS) FOR THE PERIOD...................   (3,551,519)  (6,644,024)
    ----------   -----------                                                      ----------   ----------
                                PROFIT (LOSS) FOR THE YEAR IS DISTRIBUTED AS
                                FOLLOWS:
    (5,278,305)   (7,310,703)   From share premium reserve.....................   (3,551,519)
    ----------   -----------                                                      ----------
    (5,278,305)   (7,310,703)   TOTAL DISTRIBUTED..............................   (3,551,519)
    ----------   -----------                                                      ----------

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule C is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                ADB SYSTEMER ASA
                      FINANCIAL STATEMENTS AS OF JUNE 2001
                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                             (IN NORWEGIAN KRONER)

            PARENT                                                                        GROUP
    -----------------------                                                      -----------------------
      30.06        30.06                                                           30.06        30.06
       2000         2001                                                            2001         2000
    ----------   ----------                                                      ----------   ----------
                               ASSETS
                               FIXED ASSETS
                               INTANGIBLE FIXED ASSETS
     4,669,715   13,471,575    Deferred taxes.................................   13,471,575    5,437,932
                               Goodwill.......................................                 1,580,030
    ----------   ----------                                                      ----------   ----------
     4,669,715   13,471,575    TOTAL INTANGIBLE FIXED ASSETS..................   13,471,575    7,017,962
                               TANGIBLE FIXED ASSETS
     2,277,167      920,786    Machinery and equipment........................    1,351,419    2,759,070
       943,738      659,572    Buildings......................................      659,572      943,738
    ----------   ----------                                                      ----------   ----------
     3,220,905    1,580,358    TOTAL TANGIBLE FIXED ASSETS....................    2,010,991    3,702,808
                               FINANCIAL FIXED ASSETS
        86,916                 Investments in subsidiaries
       294,118                 Investment in shares...........................                   294,118
     6,120,406                 Loans to group companies
                               Other receivables..............................       44,222    1,037,055
    ----------   ----------                                                      ----------   ----------
     6,501,440            0    TOTAL FINANCIAL FIXED ASSETS...................       44,222    1,331,173
    ----------   ----------                                                      ----------   ----------
    14,392,060   15,051,933    TOTAL FIXED ASSETS.............................   15,526,788   12,051,943
                               CURRENT ASSETS
                               RECEIVABLES
     3,694,692    2,820,218    Accounts receivable............................    3,458,400    5,420,238
       361,643      683,059    Other receivables..............................      734,535      410,018
    ----------   ----------                                                      ----------   ----------
     4,056,335    3,503,278    TOTAL RECEIVABLES..............................    4,192,936    5,830,256
    14,790,965    8,668,774    Bank deposits, cash in hand, etc...............    8,978,939   15,038,592
    ----------   ----------                                                      ----------   ----------
    18,847,300   12,172,051    TOTAL CURRENT ASSETS...........................   13,171,875   20,868,848
    ----------   ----------                                                      ----------   ----------
    33,239,360   27,223,984    TOTAL ASSETS...................................   28,698,663   32,920,791
    ----------   ----------                                                      ----------   ----------
                               EQUITY AND LIABILITIES
                               EQUITY
                               PAID-IN CAPITAL
     5,232,000   12,732,000    Share capital..................................   12,732,000    5,232,000
    23,273,567    7,807,274    Share premium reserve..........................    7,902,357   20,629,215
    ----------   ----------                                                      ----------   ----------
    28,505,567   20,539,274    TOTAL EQUITY...................................   20,634,356   25,861,215
                               LIABILITIES
                               CURRENT LIABILITIES
     1,117,137      990,357    Accounts payable...............................      997,859    1,130,207
     1,259,488    1,384,376    Social security, VAT and other.................    1,384,376    1,259,488
     1,665,967    1,174,472    Advances from customers........................    1,174,472    1,665,967
       691,201      524,695    Holiday pay etc................................      524,695      691,201
                  2,610,810    Other short-term liabilities...................    3,982,905    2,312,713
    ----------   ----------                                                      ----------   ----------
     4,733,793    6,684,710    TOTAL CURRENT LIABILITIES......................    8,064,307    7,059,576
    ----------   ----------                                                      ----------   ----------
     4,733,793    6,684,710    Total liabilities..............................    8,064,307    7,059,576
    ----------   ----------                                                      ----------   ----------
    33,239,360   27,223,984    TOTAL EQUITY AND LIABILITIES...................   28,698,663   32,920,791
    ----------   ----------                                                      ----------   ----------

   These financial statements are presented in Norwegian Kroner and have been prepared using Norwegian accounting principles.
    See the Selected Financial Data section of the Circular for an unaudited management reconciliation to Canadian generally accepted accounting principles and a convenience translation of selected data into Canadian Dollars.

  The information contained in this Schedule C is derived entirely from public filings of ADB, and although Management of Bid.Com has no reason to believe to the contrary, the Corporation cannot warrant and assumes no responsibility for the accuracy or completeness of such information or that it is free from material misrepresentation. In addition to historical information, this Schedule contains certain forward looking statements which are subject to risks and uncertainties, some of which are beyond ADB's control.

                                   SCHEDULE D

                               COMPILATION REPORT

To the Directors of
Bid.Com International Inc.

     We have reviewed, as to compilation only, the accompanying pro forma consolidated balance sheet of Bid.Com International Inc. as at June 30, 2001 and the pro forma consolidated statements of operations for the six months ended June 30, 2001 and the year ended December 31, 2000, which have been prepared for inclusion in the Management Information Circular of Bid.Com International Inc. dated September 7, 2001. In our opinion, the pro forma consolidated balance sheet and pro forma consolidated statements of operations have been properly compiled to give effect to the proposed transactions and assumptions described in the notes thereto.

                                         DELOITTE & TOUCHE LLP
                                         Chartered Accountants
Mississauga, Canada
September 7, 2001

                           BID.COM INTERNATIONAL INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS AT JUNE 30, 2001
                 (UNAUDITED, IN THOUSANDS OF CANADIAN DOLLARS)

                                                                   AS AT JUNE 30, 2001
                                         ------------------------------------------------------------------------
                                              BID.COM               ADB                             BID.COM
                                         INTERNATIONAL INC.    SYSTEMER ASA     ADJUSTMENTS    INTERNATIONAL INC.
                                         ------------------    -------------    -----------    ------------------
                                                                                 (Note 4)
ASSETS
CURRENT
Cash...................................         8,784              1,461          (2,210)(iii)        8,035
Marketable securities..................         2,947                 --                              2,947
Accounts receivable....................           304                689             (15) (ii)          978
Deposits and prepaid expenses..........           270                 --                                270
                                              -------              -----          ------            -------
                                               12,305              2,150          (2,225)            12,230
                                              -------              -----          ------            -------
CAPITAL ASSETS.........................         1,452                327                              1,779
STRATEGIC INVESTMENTS..................           658                 --                                658
CAPITALIZED SOFTWARE...................           337                 --                                337
FUTURE TAX ASSET.......................            --              2,192          (2,192)(i)             --
ACQUIRED GOODWILL......................            --                 --           2,210(iii)        12,530
                                                                                  (1,150)(v)
                                                                                     419(vi)
                                                                                  11,051(iv)
                                              -------              -----          ------            -------
                                               14,752              4,669           8,113             27,534
                                              =======              =====          ======            =======
LIABILITIES
CURRENT
Accounts payable.......................           213                162                                375
  Accrued liabilities..................           516                959                              1,475
  Current portion of capital lease
     obligation........................            48                 --                                 48
Current portion of deferred revenue....           660                191                                851
                                              -------              -----          ------            -------
                                                1,437              1,312              --              2,749
                                              -------              -----          ------            -------
Deferred revenue.......................           179                 --                                179
Capital lease obligation...............            21                 --                                 21
                                              -------              -----          ------            -------
                                                1,637              1,312              --              2,949
                                              =======              =====          ======            =======
SHAREHOLDERS' EQUITY
Share capital..........................        83,724              2,071          (2,071)(v)         94,775
                                                                                  11,051(iv)
Warrants...............................         1,016                 --                              1,016
Options................................            --                 --             419(vi)            419
Deficit................................       (71,625)             1,286          (2,192)(i)        (71,625)
                                                                                     (15) (ii)
                                                                                     921(v)
                                              -------              -----          ------            -------
                                               13,115              3,357           8,113             24,585
                                              -------              -----          ------            -------
                                               14,752              4,669           8,113             27,534
                                              =======              =====          ======            =======

                           BID.COM INTERNATIONAL INC.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2001
                 (UNAUDITED, IN THOUSANDS OF CANADIAN DOLLARS)

                                                      FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2001
                                         -----------------------------------------------------------------------
                                              BID.COM              ADB                             BID.COM
                                         INTERNATIONAL INC.    SYSTEMER ASA    ADJUSTMENTS    INTERNATIONAL INC.
                                         ------------------    ------------    -----------    ------------------
                                                                                (Note 5)
Revenue................................         2,670              2,212           (15)(i)           4,867
  Less: Customer acquisition costs.....           (19)                --                               (19)
                                               ------             ------          ----              ------
Net revenue............................         2,651              2,212           (15)              4,848
                                               ------             ------          ----              ------
General and administrative expenses,
  and software development.............         9,473              2,887                            12,360
Depreciation and amortization..........           638                152                               790
Interest income........................          (273)               (61)           50(iii)           (284)
                                               ------             ------          ----              ------
                                                9,838              2,978            50              12,866
                                               ------             ------          ----              ------
Loss before the undernoted.............        (7,187)              (766)          (65)             (8,018)
                                               ------             ------          ----              ------
Realized gains on disposal of
  marketable securities and strategic
  investments..........................         6,746                 --                             6,746
Unrealized losses on revaluation of
  marketable securities and provision
  for impairment of long term assets...        (1,134)                --                            (1,134)
Foreign currency revaluation...........          (164)                                                (164)
Retail activities settlement...........          (404)                                                (404)
Restructuring Charge...................          (613)              (320)                             (933)
                                               ------             ------          ----              ------
                                                4,431               (320)           --               4,111
                                               ------             ------          ----              ------
Loss before Income Tax expense.........        (2,756)            (1,086)          (65)             (3,907)
Income Tax Expense (Recovery)..........                             (483)          483(ii)              --
                                               ------             ------          ----              ------
NET LOSS FOR THE PERIOD................        (2,756)              (603)         (548)             (3,907)
                                               ======             ======          ====              ======

                           BID.COM INTERNATIONAL INC.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                 (UNAUDITED, IN THOUSANDS OF CANADIAN DOLLARS)

                                                          FOR THE YEAR ENDED DECEMBER 31, 2000
                                         -----------------------------------------------------------------------
                                              BID.COM              ADB                             BID.COM
                                         INTERNATIONAL INC.    SYSTEMER ASA    ADJUSTMENTS    INTERNATIONAL INC.
                                         ------------------    ------------    -----------    ------------------
                                                                                (Note 5)
Revenue................................        12,497              3,981             36(i)          16,514
  Less: Customer acquisition costs.....          (157)            --                                  (157)
                                              -------             ------         ------            -------
Net revenue............................        12,340              3,981             36             16,357
                                              -------             ------         ------            -------
Direct expenses........................        11,460             --                                11,460
Advertising and promotion..............         5,040             --                                 5,040
General and administrative expenses,
  and software development.............        21,199              8,109                            29,308
Depreciation and amortization..........         1,130                321                             1,451
Interest income........................          (467)                60            100(iii)          (307)
                                              -------             ------         ------            -------
                                               38,362              8,490            100             46,952
                                              -------             ------         ------            -------
Loss before the undernoted.............       (26,022)            (4,509)           (64)           (30,595)
                                              -------             ------         ------            -------
Realized gains on disposal of
  marketable securities and strategic
  investments..........................        20,946             --                                20,946
Unrealized losses on revaluation of
  marketable securities and provision
  for impairment of long term assets...       (15,290)            --                               (15,290)
Restructuring Charge...................       --                    (736)                             (736)
                                              -------             ------         ------            -------
                                                5,656               (736)         --                 4,920
                                              -------             ------         ------            -------
Loss before income tax expense.........       (20,366)            (5,245)           (64)           (25,675)
Income Tax Expense (Recovery)..........       --                  (1,281)         1,281(ii)        --
                                              -------             ------         ------            -------
NET LOSS FOR THE YEAR..................       (20,366)            (3,964)        (1,345)           (25,675)
                                              =======             ======         ======            =======

                           BID.COM INTERNATIONAL INC.

            NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                      JUNE 30, 2001 AND DECEMBER 31, 2000
                 (UNAUDITED, IN THOUSANDS OF CANADIAN DOLLARS)

1.  BASIS OF PRESENTATION

     This unaudited pro forma balance sheet and statement of operations presents the proposed acquisition whereby Bid.Com International Inc. (Bid.Com) acquires ADB Systemer ASA ("ADB") and has been prepared by management from the audited financial statements of Bid.Com and ADB for the year ended December 31, 2000 and unaudited financial statements for the six month period ended June 30, 2001.

     These financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") and contain adjustments in order to account for differences between Canadian and Norwegian GAAP. These financial statements also contain adjustments for foreign currency translation from Norwegian Kroner to Canadian dollars.

     The pro forma consolidated balance sheet has been prepared to give the effect to Bid.Com's proposed acquisition of ABD as if it had occurred June 30, 2001. The pro forma consolidated statements of operations have been prepared to give effect as if the proposed acquisition had occurred on January 1, 2000 for the year ended December 31, 2000, and on January 1, 2001 for the six month period ended June 30, 2001. This acquisition has been accounted for using the purchase method.

     In the opinion of management, this pro forma balance sheet includes all adjustments necessary for fair presentation. This pro forma balance sheet may not be indicative of the financial position and financial results that actually would have occurred if the events reflected herein had been in effect on the date indicated or of the financial position which may be obtained in the future. The pro forma consolidated financial statements should be read in conjunction with the consolidated financial statements of each of Bid.Com and ADB for the year ended December 31, 2000 and 6 month period ending June 30, 2001.

2.  ACCOUNTING TREATMENT FOR ACQUISITION

     The combination of Bid.Com and ADB, will be accounted for as an acquisition of ADB by Bid.Com. Therefore, the purchase method of accounting will be used to account for the business combination. Application of purchase accounting results in the following:

     (a) The financial statements will be considered a continuation of the financial statements of Bid.Com.

     (b) Bid.Com's interest in identifiable assets acquired and liabilities assumed from ADB will be based on their fair values at the date of acquisition.

     (c) The excess of the acquisition cost over Bid.Com's interest in the identifiable assets acquired and liabilities assumed from ADB has been reflected as acquired goodwill. In accordance with Canadian Institute of Chartered Accountants transitional provisions, goodwill will not be subject to amortization, but will be subject to periodic evaluation of impairment on an ongoing basis.

     (d) The results of operations of ADB will be included in the financial statements from the date of acquisition only.

3.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

     The unaudited pro forma balance sheet gives effect to the proposed acquisition as if the event occurred on June 30, 2001 and reflects the following pro forma assumptions and adjustments:

     (a) The proposed acquisition will receive the necessary approval of the shareholders of Bid.Com and ADB and will proceed at the disclosed exchange ratios.

     (b) Fractional interests in common shares for which the holders will receive an additional share, will be nominal.

     (c)   Allocation of purchase price.

                           BID.COM INTERNATIONAL INC.

                      JUNE 30, 2001 AND DECEMBER 31, 2000
                 (UNAUDITED, IN THOUSANDS OF CANADIAN DOLLARS)

     Bid.Com has assumed the purchase of all of the ADB common shares outstanding, but does not reflect any stock option or share purchase warrant proceeds that may have been exercised by ADB employees or shareholders.

     The calculation and allocation of the purchase price to the fair value of the assets acquired and liabilities assumed is preliminary and will be finalized following completion of a full valuation of the acquired assets and liabilities of ADB. As a result, Bid.Com has been required to make certain assumptions with respect to the calculation and allocation of the purchase price for accounting purposes in preparing these unaudited pro forma consolidated financial statements. The amounts shown are based on the June 30, 2001 balance sheet of ADB; the amounts of assets and liabilities at the actual date of acquisition will be different.

     The actual allocation of the purchase price is expected to change which may result in significant differences in certain proforma adjustments. The purchase price has been calculated based upon an agreed upon issue price of $0.50 per Bid.Com common share and agreed upon exchange rate of Cdn $1.00 = NOK 5.76.

Initial Purchase Price Calculation as at June 30, 2001

Number of Bid.Com shares issued.............................   22,103
Ascribed value of each Bid.Com share........................  $  0.50
Value of share consideration................................   11,051
Cash consideration paid to ABD Shareholders.................    2,210
Consideration paid to ADB shareholders......................  $13,261
Value of stock options issued to ADB option holders in
  replacement of existing options...........................  $   419
Assigned value of Net Assets Acquired.......................    1,150
                                                              -------
Value of goodwill acquired..................................   12,530
                                                              =======

4.  PRO FORMA CONSOLIDATED BALANCE SHEET

     The unaudited pro forma consolidated balance sheet incorporates the following adjustments:

     (i) Canadian GAAP adjustment for a valuation allowance of future tax asset.

     (ii) Canadian GAAP adjustment for differences in revenue recognition standards for software.

     (iii)  Estimated cash consideration paid to ADB shareholders.

     (iv)  Estimated share consideration paid to ADB shareholders.

     (v)   Elimination of ADB share capital and deficiency.

     (vi) Valuation of stock options issued to ADB option holders as replacement of existing ADB options.

5.  PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

     The unaudited pro forma consolidated statements of operations incorporate the following adjustments:

     (i) Canadian GAAP adjustment for differences in revenue recognition standards for software.

     (ii) Canadian GAAP adjustment for a valuation allowance of future tax asset.

     (iii)  Estimated interest adjustment on cash portion of purchase price.

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